U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
ORIGINALLY FILED ON FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tsevni Real Estate Group, Inc.,
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	20-3724639 (I.R.S. Employer Identification No.)

8018 E. Santa Ana Canyon Rd. Suite 100-148, Anaheim, CA 92808
(Address of registrant's principal executive offices) (Zip Code)

(714)398-8004
(Registrant's Telephone Number, Including Area Code)

Gerda Shupe
8018 E. Santa Ana Canyon Road #100-148, Anaheim, CA 92808
Tel: (714)398-8004
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Deron M. Colby, Esq.
Abrams Garfinkel Margolis Bergson, LLP
4100 Newport Place, Suite 830, Newport Beach, CA 92660
Tel: (949)250-8655 / Fax: (949)250-8656

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	641,500 (1)	$0.10	$64,150	$6.86
Common Stock, $.001 par value	641,500	$0.15	$96,225 (2)	$10.30
Total	1,283,000	---	$160,375	$17.16

(1)  Represents shares offered by selling shareholders. The offering price of $0.10 per share for the selling shareholder was estimated for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.
(2)  Represents proceeds from sale of shares of common stock underlying warrants and assumes all warrants are exercised. The offering price of $0.15 represents the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus
Tsevni Real Estate Group, Inc.,
a Nevada corporation

1,283,000 Shares of Common Stock

This prospectus relates to a total of 641,500 shares of common stock of Tsevni Real Estate Group, Inc., which are issued and outstanding shares of our common stock, and 641,500 shares of common stock underlying warrants to purchase shares of our common stock at $0.15 per share, all of which were acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will offer and sell the shares of our common stock at $0.10 per share, making the aggregate offering price to the public approximately $64,150 if all the shares are sold.

Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. The selling security holders will sell those 641,500 shares of our issued and outstanding common stock at a price of $0.10 per share until and unless the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Title of securities to be offered	Number of offered shares	Offering price per share	Proceeds
Common Stock	641,500	$0.10	$64,150(1)
Common Stock Underlying Warrants	641,500	$0.15	$96,225(2)
Total	1,283,000	---	$96,225(2)

(1) We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.
(2) We will receive proceeds of approximately $96,225 if all of the outstanding warrants to purchase shares of our common stock are exercised.

See “Risk Factors” on Pages 5 to 9 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

The date of this prospectus is __________.
Subject to completion.

Outside Back Cover Page

Dealer Prospectus Delivery Obligation

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary

Our Business:
We are an asset management company primarily engaged in the acquisition, servicing and resolution of performing, sub-performing and non-performing residential, commercial, and land mortgage loans and residential, commercial and land real estate. We intend for our portfolio to consist primarily of non-conforming sub-prime assets.  We seek to purchase mortgage loans at a discount relative to the aggregate unpaid principal balance of the loans.  We also seek to acquire real estate in foreclosure or otherwise at a discount relative to the appraised value of that asset.    All of the notes we have purchased in the past were secured by real estate, the note we currently hold is secured by real estate and all notes we intend to purchase in the future will be secured by real estate. From time to time, we may elect to sell off a percentage of any particular asset pool for a profit to smaller individual purchasers.

We purchase and sell performing and non-performing notes or real estate loans and distressed properties, which we hope to sell at a profit to us. Our goal is to become a full service business with the ability to respond to the individual needs of various commercial financial institutions in the loan portfolio sales market, including dwellings, trust deeds, vacant land, and other real estate-related assets.  Our business strategy includes minimizing our level of exposure while maximizing profits. To date, we have only conducted a few transactions and currently hold only one note. Furthermore, we have not acquired any additional assets since March 2007. As we expand our business, however, we intend to work with lending institutions to lower their debt ratio, a factor which we believe is vital to their success, by acquiring non-performing assets and charged-off loans.

Our state of organization:	We were incorporated in Nevada on June 30, 2005.

Summary financial information:
The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus. We have prepared our financial statements contained in this prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this prospectus.

Income Statement	Year Ended June 30, 2007	Year Ended June 30, 2006
	$	$
Net Revenue	177,254	57,000
Cost of Revenue	153,000	50,000
Gross Profit	24,254	7,000
General and Administrative Expenses	114,362	17,113
Net Income (Loss)	(91,845)	(10,113)
Net Income Per Share	(0.03)	(0.01)

Balance Sheet	June 30, 2007	June 30, 2006
	$	$
Total Assets	131,707	75,145
Total Liabilities	49,514	19,958
Shareholders' Equity	82,192	55,187

Number of shares being offered:
The selling security holders wish to sell 641,500 shares of our issued and outstanding common stock. The selling security holders will sell at a price of $0.10 per share until and unless the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling security holders also wish to sell up to 641,500 shares of common stock that may be issuable and which underlie the warrants we have issued and outstanding.

Estimated use of proceeds:
We will not receive any of the proceeds from the sale of those shares of our common stock being offered by the selling security holders. However, we anticipate that the proceeds from the exercise of warrants would be approximately $96,225, assuming all the warrants are exercised. We intend to use these proceeds for purchasing additional distressed properties and for paying operating expenses.

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. Any person who cannot afford the loss of his or her entire purchase price for the offered shares should not purchase of the offered shares because such a purchase is highly speculative and involves significant risks. Our business objectives must also be considered speculative, and we cannot guaranty that we will satisfy those objectives. Purchasers of the offered shares may not realize any return on their purchase of the offered shares. Purchasers may lose their investments in us completely.

We are a new company with losses since our formation. We anticipate that we will lose money in the foreseeable future and we may not be able to achieve profitable operations.
We were incorporated on June 30, 2005 in Nevada.  We have a brief operating history. Since our incorporation we have focused on commencing operations and developing our business plan.  To date, we have sold only three non-performing notes and currently hold only one other note , and have only purchased and sold one portfolio containing two distressed properties.  We will encounter difficulties as an early stage company in the rapidly evolving and highly competitive real estate loan resale and real estate portfolio resale industry.

As of the six month period ended December 31, 2007 , we incurred net losses of $ 51,652 . We expect to incur net losses for the foreseeable future. Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market, fostering critical relationships and identifying profitable portfolios. To implement our business plan and increase the number of assets we can acquire for resale at any given time , we will be required to obtain additional financing. We cannot guaranty that such additional financing will be available.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage real estate companies. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We cannot guaranty that we will be able to achieve profitable operations or, if profitability is achieved, that it will be maintained for any significant period, or at all.

Failure to qualify for an exception from the definition of an “investment company” registration under the Investment Company Act of 1940 (“1940 Act”) would cause us to be required to register as an investment company under the 1940 Act, and we would be forced to terminate our operations. We intend to conduct our business in order to qualify for an exception from the definition of an “investment company” under the 1940 Act so that we will not be required to comply with registration requirements of the 1940 Act.  We seek to qualify for this status by limiting our business to purchasing or otherwise acquiring mortgages and other liens on real estate assets. Based on a series of no-action letters issued by the Securities and Exchange Commission’s Division of Investment Management (the “Division”), in order for us to qualify for this exception, at least 55% of our assets must consist of mortgages and other liens or interests in real estate for purposes of the 1940 Act (collectively, "qualifying real estate assets"), and the remaining 45% of our assets must consist primarily of other real estate-related interests, while no more than 20% of our portfolio may be invested in miscellaneous investments.

Based on the no-action letters issued by the Division, we believe that the mortgage loans we purchase and sell are “qualifying real estate assets,” because we believe the loans are "fully secured" by an interest in real estate because we either own the assets outright, or because we have the unilateral right to foreclose on the asset.  We believe our past and current assets are all “qualifying real estate assets.”  We intend to limit our purchases and sales to those which we believe to be “qualifying real estate assets.”

We have not received, nor have we sought, a no-action letter from the Division regarding how our business strategies and operations fit within the exception from the definition of an “investment company” that we are relying on to preclude us from being required to register under the 1940 Act.  If the Division adopts a different interpretation of the exception, or otherwise finds that we are required to register under the 1940 Act, we would have to terminate our operations because registering under the 1940 Act would be costly and time consuming and we would be unable to restructure our business. Further, we might be precluded from acquiring higher-yielding assets and instead be required to buy lower yielding assets in our attempts to ensure that we at all times qualify for this exception from the definition of an “investment company” thus requiring our registration under the 1940 Act.

If our business operations fail to qualify for this exception from the definition of an “investment company” such that we might be required to register under the 1940 Act, our ability to use our current business model would terminate. In that event, our entire business could fail.

If we are not able manage our internal resources our business will fail. Because the primary costs associated with our business model is the overhead needed to manage our property and loan portfolios and maximize profits that may be realized through that management, we must manage our internal resources to operate profitably and succeed. If we do not accurately predict costs for third party service providers (appraisers, agents, etc.) that are necessary for our business model and the expenses exceed the profit margin, then we will not be able to operate profitably and our business will fail.

We may be unable to operate profitably because of current conditions in the sub-prime mortgage market, which may reduce our ability to obtain funding for future portfolio acquisitions, which we must turn around and sell in order to generate revenues. We recognize that there is much upheaval in the sub-prime mortgage sector and, in general, the broader mortgage market is weak.  Our core business is to purchase non-performing, under performing and/or distressed properties and notes. We hope that our position in the marketplace will attract additional funding sufficient to, in the future, purchase portfolios instead of individual notes and properties as we have done to date. There is no guarantee that we will ever attract additional financing or, even if attracted, that financing will be sufficient to purchase small, medium or large non-performing, under performing and/or distressed property portfolios. If we are not able to attract additional financing, we will simply continue to pursue our current strategy of purchasing individual assets. If that strategy does not succeed we may be forced to cease operations.

Our development and growth depends on our ability to establish relationships with sources of loan sellers and purchasers, and with sources for real estate portfolios and properly assess the value of those loans or real estate portfolios before reselling those loans or real estate portfolios.  If we are not able to cultivate these relationships and assess values accurately, our business will fail.We will primarily rely on our management’s expertise in the relevant industries to conduct and develop our business. Our success and growth will depend on our ability to establish relationships with financial institutions, investment pools, and individual investor groups with non-performing or deeply discounted asset portfolios. Ultimately, in order to operate profitably, we need to be able to sell a portion of our loans or real estate portfolios for higher than the purchase price, but, still at below market value.  Our strategy is to:

·	Purchase trust deeds at discounts;
·	Consummate below-market purchases of multi-family dwellings in growing areas;
·	Purchase low-performing and non-performing portfolios from banks, financial institutions, and other servicers;
·	Collect on deficiency judgments;
·	Re-establish relationships with current homeowners for beneficial negotiations; and
·	Outsource servicing.

If we are not able to establish and develop the necessary contacts in the relevant industries, accurately assess the value of loans or real estate portfolios and then purchase and sell those loans or real estate portfolios in a way that generates positive cash flow, then our business will suffer, we will not be able to operate profitably and investors may lose their investment.

We have a short operating history upon which an evaluation of our prospects can be made, which makes our operating results difficult to predict. We were incorporated on June 30, 2005. Our lack of operating history makes an evaluation of our business and prospects very difficult. Our prospects must be considered speculative considering the risks, expenses and difficulties frequently encountered in the real estate industry. To date, we have sold only three non-performing notes and we do not believe we have a buyer for the remaining note that we own . To date, we have sold only one portfolio containing two distressed properties.  Furthermore, we have not acquired any assets since March 2007. Our current activity level is not sufficient to grow our business as we plan. Our continued development will depend on our ability to raise additional funds and identify profitable deals, all of which involves significant risks, which our combination of experience, knowledge and careful evaluation may not be able to overcome. These risks and difficulties include, but are not limited to:

·	An unproven business model;
·	Negative net cash flow; and
·	High capital expenditures.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. Our failure to address any of these risks could harm our ability to earn revenues. We cannot guaranty that unanticipated problems will not occur which would result in material delays in our operations. We cannot guaranty that we will be able to achieve profitable operations.

We face substantial competition which could adversely affect our growth and operating results. We operate in a competitive market and face intense competition from other similar businesses both in purchasing loans and real estate portfolios and selling off those loans or portions of those real estate portfolios in accordance with our business model. With the nationwide growth in real estate transactions, many small, medium and large companies have entered our market. Many of these competitors have been in business for many years, are significantly larger, have established customer bases, have greater financial resources and are able to offer certain services that we are not able to offer. If we are not able to successfully compete with our competitors, we may be forced to cease operations, resulting in a liquidation of our assets.

Changes in interest rates and economic conditions could affect our ability to operate profitably. Our ability to purchase and sell distressed properties and loan portfolios depends to a great extent on the ability of loan customers and homeowners to keep current on loan payments, particularly if interest rates on adjustable loan products are raised. These rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding. Our financial success will also be sensitive to adverse changes in general economic conditions in the markets and/or regions in which our business will be conducted. Specifically, property values and overdevelopment could indicate that fewer potential uses or greater and less expensive options may be available to our prospective redeveloped real estate buyers. Such changing conditions could reduce our profitability.

A trend toward declining property values may harm our ability to operate profitably, since we depend on selling properties at a higher price than that at which we purchased; if property prices are generally declining, realizing a profit on sales will inherently be more difficult and threaten our ability to stay in business and provide a return to our investors.  Our investments are subject to varying degrees of risk generally incident to the ownership of real property. Real estate values and income from any current properties may be harmed by downward trends in national or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters which may result in uninsured losses, acts of war, adverse changes in zoning laws and other factors which are beyond our control. Since our business model depends on selling properties at higher prices than those at which we purchased the properties, declining sales price trends may make our business model unprofitable. If we are unable to operate profitably, we will have to cease operations and investors may lose their entire investment.

Since real estate investments are illiquid and may be difficult to sell when we choose, we may not be able to resell properties at a profit, which might eventually force us to cease operations and investors may lose their investment in us. Real estate investments are relatively illiquid. Our ability to vary our ownership of real estate property in response to changes in economic and other conditions is limited. If we must sell an investment, there can be no assurance that we will be able to dispose of it in the time period we desire or that the sales price of any investment will recoup the amount of our investment.  We depend on profiting from such sales to operate, and if we are unable to do so, our business will fail and investors may lose their entire investment in us.

Because we are initially focusing our operations in California, we could be more harmed by economic downturns in our market area than our larger competitors that are more geographically diverse. Our current primary market area consists of certain areas in California. However, broad geographic diversification is not currently part of our operational focus, at least for the foreseeable future. As a result, if our limited market area suffers economic downturns, our business and financial condition may be more severely affected by such circumstances. Our larger competitors serve more geographically diverse market areas, parts of which may not be affected by the same economic conditions that may exist in our limited market areas. Among these competitors are companies such as LendTrade, First Financial Network, Capital Finance and Worldwide Loan Acquisitions, for example.

In the future, our need to comply with extensive, complex and expensive government regulation could harm our business. Although we believe we are not required to comply with regulations covering the banking industry and real estate sales industry, changes in the law could subject us to extensive regulation by state and federal banking authorities. These regulations could affect our operations, including portfolio purchase and sales practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth and changes in regulations could harm our ability to operate profitably. The burden imposed by these federal and state regulations may place us at a competitive disadvantage compared to less regulated competitors, or those institutions who currently comply with such regulations. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to reduce losses or operate profitably.

In addition, because state and federal regulations change regularly and are sometimes the subject of constant legislative debate, we cannot forecast how state and federal regulation may change in the future nor the impact those changes may have on our operations. Although legislative bodies in recent years have sought to reduce the regulatory burdens with respect to the approval of specific real estate transactions, we cannot predict whether additional laws or regulations may be adopted regulating our business.

Losses may result in cases of certain types of natural occurrences which may be uninsurable, such as floods, earthquakes, fires, termite damage or other occurrences that could diminish the value of properties held in portfolios, or affect our ability to operate our business.We do not, but may be required to, maintain comprehensive liability and other business insurance of the types customarily carried by similar businesses. There are also certain types of insurance specifically related to our real estate business, such as property damage insurance. We may not obtain or be required to obtain property damage insurance on properties held in our portfolios, or insurance protecting the facilities needed to conduct our business. There are certain types of extraordinary occurrences, however, which may be either uninsurable or not economically insurable. For example, in the event of a major earthquake, properties held in our portfolios could be severely damaged, or our office facilities and computer systems could be rendered inoperable for protracted periods of time, which would adversely affect our ability to operate and harm our financial condition. In the event of a major civil disturbance, our operations could be adversely affected. Should such an uninsured loss occur, we could lose significant revenues and financial opportunities in amounts which would not be partially or fully compensated by insurance proceeds, if we have insurance

Our inability to obtain sufficient financing will harm our development and growth strategy. We will require substantial amounts of working capital to grow our business and we cannot guaranty that additional financing will be available. We expect to require substantial capital to fund our growth over the long term. We estimate we will need a minimum of $5M to $10M in the next 18 to 24 months to be able to compete for larger discounted portfolios. Our anticipation of the time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those described in these Risk Factors. We cannot be certain that additional financing will be available to us on favorable terms thereafter when required, or at all. If we are unable to obtain sufficient additional capital when needed, we could be forced to alter our growth strategy, and delay or abandon some of our development plans. Any of these events would harm our business, financial condition and results of operation. In addition, if we raise additional funds through the issuance of equity, equity-linked or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.

If we are unable to generate cash from operations, we may need to raise additional funds in the near future, which could result in dilution to existing shareholders. We had working capital of $60,539 at December 31, 2007 . From inception to date, we have been dependent on officer loans, equity or debt financings to fund our operations and working capital needs. We will likely need to raise additional capital in the near future to fund our operations and could consider various sources of additional financings. Any equity financing that we obtain may be highly dilutive to existing stockholders. Our inability to generate  additional cash flow from operations or to find sources of funding would have an adverse impact on our ability to maintain our operations. If we issue additional shares, or if our existing stockholders exercise or convert their outstanding options, warrants, or notes, our other stockholders may find their holdings drastically diluted, which if it occurs, means that existing shareholders will own a smaller percentage of our common stock. Further, any issuance of additional securities to various persons or entities in lieu of cash payments will lead to further dilution.

Our future financial results are uncertain and our operating results may fluctuate, due to, among other things, operating overhead, consumer financial and real estate trends, seasonal fluctuations and market demand. As a result of our lack of operating history, it is difficult to accurately forecast our revenue and we have little historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future expenses. Our expenses are dependent in large part upon expenses associated with our proposed operating expenditures and related overhead expenses, and the costs of retaining and maintaining qualified service providers to carry out needed services. Sales and operating results are difficult to forecast because they will depend on our ability to purchase and resell property and loan portfolios, changes in the economic climate based on seasonal fluctuations and consumer trends. As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

Our success depends on the expertise of our management and our ability to attract and retain high quality employees and independent contractors; without effective management, our business will fail. We rely on our officers’ expertise in assessing real estate and loan portfolios, and the valuable relationships that our officers have developed through their many years in the real estate business. Our performance is substantially dependent upon the expertise of our management, Gerda Shupe and James Shupe, and our ability to continue to retain service providers to conduct our business. It may be difficult to find sufficiently qualified individuals to replace Ms. Shupe or Mr. Shupe if we were to lose any one or both of them. The loss of any of our key management personnel could harm our business, development, financial condition, and operating results. We would have difficulty operating if we are unable to retain Ms. Shupe or Mr. Shupe. We do not maintain "key person" life insurance on any of our directors or senior executive officers.

We face significant competition in the recruitment of qualified employees. We also rely heavily on the services of independent contractors for services related to conducting our business. Our business may suffer if we are unable to recruit or retain a sufficient number of qualified employees, the costs of employee compensation or benefits increase substantially or the costs of outsourcing certain tasks to third party providers increase substantially. Any one of these factors in isolation or conjunction could harm our operational results.

Our Articles of Incorporation limits the liability of our officers and directors, which may mean shareholders would have little recourse in holding our officers or directors personally responsible in the event of any breach of fiduciary duty to us or our shareholders. The Eleventh Article of our Amended Articles of Incorporation includes a provision eliminating or limiting the personal liability of our directors to Tsevni and its shareholders for damages for breach of fiduciary duty as a director. Moreover, the Nevada Revised Statutes provide for the indemnification, under certain circumstances, of officers and directors. Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

DISCLOSURE OF OPINION OF SECURITIES AND EXCHANGE COMMISSION REGARDING
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities resulting from violations of the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Our officers and directors are engaged in other activities that could have conflicts with our business interests, which means our business may suffer if our officers and directors do not devote sufficient time to our operations or place their interests in other endeavors above our interests. The potential for conflicts of interest exists among us and affiliated persons for future business opportunities that may not be presented to us. Our officers and directors may engage in other activities. Our officers and directors may have conflicts of interests in allocating time, services, and functions between the other business ventures in which those persons may be or become involved. We do not currently have employment contracts with our officers, nor are we able to pay them any compensation at our current and foreseeable levels of operations. Our officers and directors, however, believe that they will have sufficient time to conduct our operations and that we will have sufficient staff, consultants, employees, agents, contractors, and managers to adequately conduct our business. Should Ms. Shupe and Mr. Shupe decide to devote less time to our operations, our business may fail.

All decisions regarding management of our affairs will be made exclusively by our officers and directors who also hold a voting majority of our common stock and whom we may indemnify, which means that shareholders may have little recourse against our officers and directors if they do not act in our best interest and may lose their investment as a result.  Gerda Shupe, our president and a director, currently owns 3,000,000 shares representing 82.4% of the currently outstanding shares. James Shupe, our chief financial officer and a director, is married to Gerda and, as a result, beneficially owns the same 3,000,000 shares. Because of the percentage of stock held by Mr. and Ms. Shupe, they could influence the outcome of any matter submitted to a vote of our shareholders, including the election of directors.  Our directors have exclusive control over selecting and appointing our officers. Therefore, minority shareholders have little influence, by virtue of their minority ownership stake in influencing director elections or matters presented to shareholders for voting.  In addition, as indicated above, our corporate charter documents and the applicable provisions of Nevada law allow us to indemnify our officers and directors in the event of a breach of fiduciary duty.  Therefore, the only assurance that our shareholders have that our officers and directors will not abuse their discretion in making decisions with respect to our affairs and other business decisions is the fiduciary obligations and business integrity of those officers and directors.  Potential purchasers of our common stock must carefully evaluate the personal experience and business performance of our officers and directors. Our officers and directors will retain independent contractors to provide services to us; those contractors have no fiduciary duty to our shareholders and may not perform as expected.  We do not maintain key person life insurance on any of our senior management.

Our management owns a substantial portion of our common stock and can influence the outcome of matters voted on by shareholders, which may not be in the best interest of minority shareholders who could lose their investment as a result. As stated above, our officers and directors, the Shupes, beneficially own 82.4% of our currently outstanding shares. Because of the percentage of stock held by Mr. and Ms. Shupe, they could influence the outcome of any matter submitted to a vote of our shareholders. We cannot assure you that the interests of Mr. and Ms. Shupe will always align precisely with the interests of the other holders of our common stock. Therefore, Mr. and Ms. Shupe could cause our company to make decisions which could be adverse to the interests of our other shareholders.

The offering price of the shares of common stock was arbitrarily determined. Therefore, investors may lose all or part of their investment if the offering price is higher than the eventual market value of the shares. The offering price of the shares of common stock being offered by the selling security holders has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have a very short operating history and have only generated minimal revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

Our auditors have questioned our ability to continue operations as a “going concern.” Investors may lose all of their investment if we are unable to continue operations. We hope to obtain additional revenues from future loan and real property portfolio purchases and sales, but there is no guarantee that our business model will be successful. In the absence of significant sales and profits, we may seek to raise additional funds to meet our working capital needs principally through the additional sales of our securities. However, we cannot guaranty that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. As a result, our auditors believe that substantial doubt exists about our ability to continue operations. If we are unable to continue as a going concern, our investors may lose their entire investment in us.

Our common stock may be subject to penny stock regulation which may make it difficult for investors to sell their stock. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and our salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If any of our securities become subject to the penny stock rules, holders of those securities may have difficulty selling those securities.

Forward Looking Statements

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares being offered by the selling security holders.

However, we will receive the proceeds if the warrants are exercised by the selling security holders. The table below outlines our anticipated use of proceeds from the exercise of those warrants, which entitle the holder to purchase a share of our common stock at $0.15 per share:

Offered Units Sold	Offering Proceeds	Approximate Offering Expenses (1)	Total Net Offering Proceeds	Principal Uses of Net Proceeds
160,375 shares (25%)	$24,056	$10,000	$14,056	Portfolio Purchases: $12,000 Working Capital (2) : $2,056
320,750 shares (50%)	$48,112	$10,000	$38,112	Portfolio Purchases: $34,000 Working Capital (2): $4,112
481,125 shares (75%)	$72,168	$10,000	$62,168	Portfolio Purchases: $55,000 Working Capital (2): $7,168
641,500 shares (100%)	$96,225	$10,000	$86,225	Portfolio Purchases: $77,000 Working Capital (2): $9,225

(1) Offering expenses include legal fees, accounting fees, postage, telephone expenses, transfer agent, printing fees and similar expenses.
(2) Working capital consists mainly of general office expenses and any administration costs.

Determination of Offering Price

Factors Used to Determine Share Price. Neither the offering price of the shares being offered by the selling security holders nor the warrant exercise price has any relationship to any established criteria of value, such as book value or earnings per share. The selling security holders will offer and sell the shares of our common stock at $0.10 per share until and unless our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Dilution

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

In the event that warrants held by the selling security holders are exercised, the following table sets forth the number of shares of common stock that would be purchased from us, the total consideration paid and the price per share. The table assumes all of the outstanding warrants will be exercised, which will result in the issuance of an additional 641,500 shares of our common stock.

	Shares Issued		Total Consideration		Price Per Share
	Number	Percent	Amount	Percent
Founding Shareholder (1)	3,000,000 Shares	70.0%	$60,000	27.2%	$0.02
Purchasers of Offered Units (2)	641,500 Shares	15.0%	$64,150	29.1%	$0.10
Shares Issuable upon Exercise of Warrants	641,500 Shares	15.0%	$96,225	43.7%	$0.15
Total	4,283,000 Shares	100%	$220,375	100%

(1) Gerda Shupe, our founding shareholder was issued 3,000,000 shares of our common stock in exchange for cash of $60,000.
(2) Assumes all of the selling security holders exercise their warrants to purchase shares of our common stock.

Selling Security Holders

The shares held by our selling security holders were issued in 2006 as a result of a private placement offering. There was no general solicitation used in this offering. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares.

The following table sets forth information concerning the selling security holders including:

1.	the number of shares owned by the selling security holders prior to this offering;
2.	the total number of shares that are to be offered by the selling security holders;
3.	the total number of shares of common stock that will be owned by the selling security holders upon completion of the offering; and
4.	the percentage of common stock that will be owned by the selling security holders upon completion of the offering if all of the offered shares are sold by the selling security holders.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. The selling security holders have no position or office with us, nor any material relationship with us, except as listed below. The selling security holders are not broker-dealers or affiliates of broker-dealers to our knowledge.

Name of Selling Security Holder	Amount of Shares of Common Stock Owned by Selling Security Holder Before the Offering*	Amount of Shares of Common Stock to be Offered by the Selling Security Holder*	Amount of Shares of Common Stock Owned by Selling Security Holder After the Offering*	Percentage of Common Stock Owned if all of the Offered Shares Are Sold*
Archambault, Pamela	6,000	6,000	0	0%
Bennett, Gordon	100,000	100,000	0	0%
Bennett, Tanya	20,000	20,000	0	0%
Comstock, Trisha	30,000	30,000	0	0%
Daniel, Paula	60,000	60,000	0	0%
DeLuna, Elizabeth**	100,000	100,000	0	0%
Downing , Steven M	100,000	100,000	0	0%
Everrett, Karen	20,000	20,000	0	0%
Flores, Claudia	10,000	10,000	0	0%
Holmes, Jodi***	10,000	10,000	0	0%
Husband, Michelle	20,000	20,000	0	0%
Jeronimus, Virginia	20,000	20,000	0	0%
Jimenez, Robyn S	65,000	65,000	0	0%
Khalife, Andre J.	20,000	20,000	0	0%
Kildahl, Marian	6,000	6,000	0	0%
Lucas, Elizabeth	100,000	100,000	0	0%
Maestas, Colleen	20,000	20,000	0	0%
Maestas, Michael	20,000	20,000	0	0%
McCarthy, Shaun	10,000	10,000	0	0%
McClure, Gary L.	6,000	6,000	0	0%
Melmet, Helena	150,000	150,000	0	0%
Morrow, Glenda	10,000	10,000	0	0%
Pirruccello, Alan	200,000	200,000	0	0%
Roebke, Kevin G.	10,000	10,000	0	0%
Scaffidi, Ronnie	20,000	20,000	0	0%
Schill, Terri	80,000	80,000	0	0%
Tharp, Chris	10,000	10,000	0	0%
Underwood, Ron	60,000	60,000	0	0%

*	Assumes exercise of warrants held by each; the shares of our common stock underlying those warrants are also being registered by means of this registration statement and may be subject to sale by the selling security holders. In the event that the selling security holders elect to exercise the full amount of their warrants and sell the underlying shares, then the above numbers represent the numbers held and offered for sale. To date, no warrants have been exercised.
**	Ms. DeLuna is the sister of Robert DeLuna, president of DelNet Financial Inc. who is party to the DelNet and DeLuna transactions described herein.
***	Ms. Holmes is the owner of the property subject to the Holmes transaction described herein.

Plan of Distribution

The offering by the selling security holders may start as soon as this registration statement is declared effective. The selling security holders will sell at a price of $0.10 per share until and unless the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

·	purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
·	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
·	privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions. In the event that a broker-dealer is added as a formal participant to the marketing effort of the selling security holders, we will file a post effective amendment to disclose such event.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We will pay all expenses in connection with the registration and sale of our common stock. None of the expenses will be paid by the selling security holders. The estimated expenses of issuance and distribution for all the shares being registered by this registration statement are set forth below.

Registration Fees	Approximately	$17.16
Transfer Agent Fees	Approximately	$675.00
Costs of Printing and Engraving	Approximately	$300.00
Legal Fees	Approximately	$15,000.00
Accounting Fees	Approximately	$10,000.00

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons

Executive Officers and Directors. We are dependent on the efforts and abilities of Ms. and Mr. Shupe. The interruption of the services of our key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We have not entered into employment agreements with and we cannot guaranty that they will remain with us. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel and independent contractors. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel and independent contractors, there can be no assurance that we will be able to continue to do so. All of our officers and directors will hold office until their resignation or removal.

The terms of our directors expire at the next annual shareholder's meeting following their election. Despite the expiration of a director's term, however, the director shall continue to serve until such director's successor is elected and qualifies or until there is a decrease in the number of directors.

The following table sets forth information regarding our executive officers and directors, as well as other key members of our management.

Name	Age	Position
Gerda Shupe	66	President, Chief Executive Officer, Treasurer, Director
James Shupe	73	Chief Financial Officer, Secretary, Director

Gerda Osward Shupe. Ms. Shupe has been our president, chief executive officer, treasurer and a member of our board of directors since our inception in 2005.  Ms. Shupe has been a licensed real estate broker and developer since 1984.  She has directed architects, prepared presentations for city building departments, planners, inspectors, and city councils. Ms. Shupe has negotiated financing plans with lenders and bankers and co-founded the company “Studio 3000” to create interior designs for model homes. Ms. Shupe has implemented marketing plans as a real estate broker. As a licensed real estate broker for over 20 years, Ms. Shupe has experience in all aspects of our current operations, including buying and selling distressed and non-performing properties and fully redeveloping those properties.  She has limited experience in purchasing and selling notes secured by real estate properties, though the operational aspects of both activities are nearly identical. She has also used her skills to branch out by starting the tennis/fitness clothing company “Flashique Sportswear” where she had the opportunity to produce sales presentations at world trade shows.  Ms. Shupe was born in Germany and became a U.S. citizen in 1965. She is fluent in German and English, bringing a worldwide view to her business dealings, along with her energetic presence as a USTA National ranked tennis player. Ms. Shupe attended Crafton Hills College in Redlands, California from 1975 to 1977.  Ms. Shupe is not an officer or director of any reporting company.

James D. Shupe.  Mr. Shupe has been our chief financial officer, secretary and a member of our board of directors since our inception in 2005. Mr. Shupe has little to no direct experience in purchasing and selling performing and non-performing notes, real estate loans and distressed properties other than the experience he has gained from his involvement with our activities and from his marriage to Ms. Shupe and his tangential involvement in her past and present real estate activities. From 1980 to 2005, Mr. Shupe was the president and general manager of Financial Management Services, Inc. For the past twenty-five years he has specialized in consultation services for small business ventures in their business development planning, professional accounting, financial counseling, systems management, fund sourcing, and market development.  From 1995 to 2003, Mr. Shupe provided accounting and budget reporting services to the InterTribal Sinkyone Wilderness Council in Ukiah, California.  From 1997 to 1998, Mr. Shupe provided interim accounting and controller services to the Mendocino Redwood Company, LLC in Ukiah, California. From 1995 to 1997, he was also the vice president, chief financial officer, and served on the board of directors of Pacific Municipal Systems, Inc.  From 1994 to 1995, Mr. Shupe held the title of Tribal Administrator for the Covelo Indian Community where he was responsible for all tribal business activities including grants, contract management, office organization, and staff development; all this over approximately 32,000 acres and 3,000 tribal members.  From 1984 to 1987 and again from 2000 to 2003, Mr. Shupe was the president and general manager of Lake Mendocino Recreation Park, which included a marina and serviced 1,200,000 visitors during a five-month season.   From 1989 to 1994, Mr. Shupe also served as the chief financial officer and controller of The Tinman, Ltd.  From 1987 to 1989, he was the vice president of International Recreation Enterprises Corp. in Santa Rosa, California, specializing in sales, management and development of recreational properties, and from 1983 to 1987, he provided financial and office management services to the California North Coast Wine Growers Association in Ukiah, California.

Mr. Shupe earned an associates degree in management accounting from Mendocino College in 1984, and has conducted studies at Santa Rosa Junior College (1989-1992), Los Angeles Harbor College (1961-1968), Bakersfield College (1957-1958), Fresno State College (1958-1959), and UCLA Extension in Los Angeles (1963-1964). He also earned a docks and harbors certificate from the University of Wisconsin in 1989. He also holds a lifetime teaching credential with the California Community Colleges, is a certified CTEC Tax Preparer, a licensed private pilot, is a board member of the California Travel Parks Association, past president of the Marina and Recreation Association, and holds a California real estate license. He also holds a U.S. Coast Guard Six Pack certification and an American Red Cross lifeguard certification. Mr. Shupe served in the submarine service in the United States Navy from 1953 to 1957. Mr. Shupe’s personal bankruptcy under Chapter 7 was discharged in January 2006. Mr. Shupe is not an officer or director of other reporting company.

Ms. Shupe and Mr. Shupe are married. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of  May 1,  2008 , by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Gerda Shupe 8018 E. Santa Ana Canyon Road #100-148 Anaheim, CA 92808	3,000,000 Shares President, Chief Executive Officer, Treasurer, Director	82.4%
Common Stock	James Shupe 8018 E. Santa Ana Canyon Road #100-148 Anaheim, CA 92808	No Shares Chief Financial Officer, Secretary, Director	0%
Common Stock	All directors and named executive officers as a group	3,000,000 shares	82.4%

Gerda Shupe and James Shupe are married; therefore, beneficial ownership of Ms. Shupe’s may be imputed to Mr. Shupe. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K .

Description of Securities

Description of Capital Stock. We are authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. As of May 1 , 2008, 3,641,500 shares of our common stock were issued and outstanding. No preferred stock is issued or outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Warrants. We also have 641,500 warrants outstanding, which were sold pursuant to our recent private offering of units at $0.10 per unit and purchased by the selling security holders. Each unit consisted of (i) one (1) share of our $.001 par value common stock, and (ii) one (1) warrant to purchase a share of our common stock at $0.15 per share.  All the warrants became exercisable by the purchaser on the date of sale to the purchaser.  All the warrants currently issued expire three (3) years after the date of purchase.  All currently outstanding warrants have a 3-year term. The warrants were purchased as part of our units sold in a private offering conducted between June and August 2006; accordingly, all of our outstanding warrants expire pursuant to the following schedule:

Date of sale	Number of warrants	Date of warrant expiration
June 2006	230,500	June 2009
July 2006	326,000	July 2009
August 2006	85,000	August 2009
Total	641,500

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock. We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Change in Control. Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control.

Equity Compensation Plan Information. As of June 30, 2007, we have not adopted an equity compensation plan under which our common stock is authorized for issuance.

Interest of Named Experts and Counsel

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of Tsevni, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Article Eleven of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

·	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
·	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization Within Last Five Years

Transactions with Promoters. Gerda Shupe and James Shupe were our promoters and serve as our officers and directors. In October 2006, we issued 3,000,000 shares of our common stock to Gerda Shupe in exchange for cash of $60,000, or $0.02 per share, tendered in February 2006. This represented the fair market value on the date of issuance. There is no other information that would be required to be disclosed by Item 401(d) or Item 404(d) of Regulation S-K .

Description of Business

Our Background. We were incorporated in Nevada on June 30, 2005.

Our Business. Our business model consists of purchasing and selling performing and non-performing notes or real estate loans and distressed properties, which we hope to sell at a profit to us. We seek to purchase these assets at discount rates and sell at market value, thus netting a profit. To date, we have sold only three non-performing notes from three different noteholders, and currently hold only one other which is not yet ready to sell . We have only purchased and sold only one portfolio containing two distressed properties. Furthermore, we have not acquired any assets since March 2007.  Our core objectives are to increase the value of loans in our holdings through purchases made from various commercial financial institutions, increase our cash flow, and acquire additional real estate properties.  We intend to expand our business slowly until and unless we are able to raise additional funds to grow more rapidly.

We believe the commercial banking and lending industry is limited in its lending capabilities by the amount of its capital and its creditworthiness.  These entities must maintain a minimum reserve of funds and maintain a balance between capital and risk (specifically weighted assets and a specific loan ratio) as they are bound and governed by federal regulations.  In short, we believe lending institutions are limited in the amount of non-performing assets that they can retain; falling below the regulations leave these entities to contend with the risk of unfavorable audits.  It is our belief that, historically, then, non-performing assets are often liquidated at a discounted rate.  As we are not a lending business and are not confined by federal regulations that encumber banks and other lenders we believe we are free to pursue the non-performing assets discharged by banks and lending institutions.  This is our business philosophy: we “make money on the buy,” not just on the sale of the assets. We endeavor to form the types of relationships that will allow us to purchase valuable low-performing or non-performing assets and distressed real estate portfolios. We believe we already have relationships that will allow us to identify and purchase profitable notes and portfolios.

Our Services. We intend to service low-performing and non-performing assets, notes and foreclosures. We also intend to renegotiate principal balances, pursue deficiency judgments and collections, and/or donate the assets we obtain.  We will further manage the assets through title resolution. We believe we can create value by effectively managing these assets. We do not offer loans or take title to the properties we handle.

We intend to generate revenues by locating quality investments in non-performing real estate loans and distressed properties and purchasing them in bulk. We believe this will enable us to then sell at below-retail prices.  We expect that we will be able to lower the risk of investing by doing the research for pre-qualified professionals interested in real estate ventures who themselves do not have time to conduct the diligence required.  For the individual purchaser, we intend to then provide the opportunity to choose the personal level of risk and profit based on the specific opportunities and projects that we believe we will be able to offer.  We hope to also be able to provide security and high returns for larger scale purchasers by managing their portfolios on their behalf. As mentioned above, until we raise additional capital for acquisitions, we will likely deal primarily with individual purchasers.

When we first identify a distressed real estate property portfolio for potential purchase, we begin our due diligence process. We run AVM’s (Automated Valuation Models) on the entire portfolio. An AVM is a sophisticated model that gives a value for a specific property based on its address, comparative market analysis (“comps”), and various other elements of information. An AVM costs about $5-$10 per property. In addition, we take about 5% of the properties we evaluate and order a BPO (Broker Price Opinion) on these properties and compare the BPO to the AVM values to confirm the value of the pool. A BPO costs approximately $100 per property. Based on this information and the current status of the pool (i.e., checking for non-performing properties, discounted notes, abandoned projects, etc.), we then decide whether or not to extend an offer. We hope to minimize our risk through this process. We also believe that through this process, we can offer attractive purchase opportunities.

Our Property Investment Policies.  Our business consists of purchasing and selling distressed real estate property portfolios.  We do not currently have a limit on the percentage of our assets that may be used to purchase such portfolios, though this policy may be changed without a vote of our shareholders. We primarily purchase property portfolios with a view to capital gain, i.e., purchasing at a lower price than that at which the portfolio segments may be resold. We seek to purchase primarily single family residences, multi-family dwellings, commercial and industrial properties, and other improved lots in California, Nevada, Arizona, Oregon and adjacent states. We invest in first or second real estate mortgages only, none below that level, and those with conservative loan-to-value ratios of 70% or less.

(material omitted)

We will focus our efforts primarily on purchasing discounted notes, properties and portfolios of properties, though we may consider occasionally originating loans, since Ms. Shupe, one of our principals is a licensed broker.  We expect that approximately 50% of the portfolios we acquire will be parsed out and placed with buyers within 180 days of our purchase. (material omitted)

To date, however, we have not had any buyers of partial portfolios. Our management, because of the relationships they have formed in the real estate business, has contacts and connections that we believe will be instrumental in introducing future buyers to us. Although we do not yet have the funds to purchase large portfolios, we hope that if we are able to raise the necessary funds in the future that the contacts our management has developed with either be interested in purchasing partial or complete portfolios or will be able to introduce us to individuals or companies that would be interested in such purchases. There is no guarantee that we will have access to sufficient funds to purchase large portfolios and there is also no guarantee that even if we are able to purchase large portfolios that we will have purchasers for those portfolios. We currently do not have any commitments or agreements to purchase any future portfolios.

We intend to conduct our operations so as to come under the exception from the definition of an “investment company” under the Investment Company Act (“1940 Act”) provided by Section 3(c)(5)(C) so as to qualify for exemption from registration pursuant to the 1940 Act.   The cost and complexity of registering under the 1940 Act would be prohibitive, and being required to do so would force us to cease our operations.  Based on no-action letters issued by the SEC’s Division of Investment Management (the “Division”), any entity relying on Section 3(c)(5)(C) for its 1940 Act exception from the definition of an “investment company” must have at least 55% of its portfolio invested in “qualifying real estate assets” (which in general must consist of mortgage loans and other liens on and interests in real estate) and the remaining 45% of its assets must consist primarily of other real estate-related interests (and no more than 20% of its portfolio may be invested in miscellaneous investments).

We believe we can classify our purchases of mortgage loans as qualifying real estate assets, as long as the loans are "fully secured" by an interest in real estate.  Under the Division’s interpretation, the asset may be considered a “qualifying real estate asset” if an entity has the unilateral right to foreclose on that asset, or if the asset is owned outright by the entity.   We believe that all of the assets we currently own are, and all that we have purchased and held in the past were, “fully secured” by real estate and thus “qualifying real estate assets,” because we have or had, as the case may be, the unilateral right to foreclose on the asset held, or because the asset was owned outright by us. Moreover,  we intend to insure that all the assets we purchase in the future will be “qualifying real estate assets” by limiting our future purchases and holdings to those which are “fully secured” by real estate.  Therefore, we believe we fall under the exception from the definition of an “investment company” per the 1940 Act, and are not required to register as an “investment company.”

Our Current Property and Loan Portfolios.

Property / Note Description	Holmes Promissory Note for $25,000 secured by single family residence (“SFR”)
Purchased From	Holmes (property owner)*
Purchase Date	July 19, 2006
Purchase Cost	$25,000
Sale Date	N/A (due February 17, 2009**).
Sale Proceeds
N/A (estimated interest accrued through February 11, 2008 is approximately $5,308.28 which will be due and payable with any additional interest due at maturity, plus $4,500 in flat fees that were added to the principal as set forth below).

Net	Still outstanding; not yet repaid
Location	18518 Hawksbury Dr., Riverside, CA 92508.
Property Type	SFR- Insured.
Use & Suitability	SFR - Occupied by Holmes.
Title to Property	Deed of Trust - 2nd Position.
Encumbrances and terms	Principal: $425k Interest rate: 6.5% Amortization: 30yrs Prepayment provisions: serviced by Holmes Maturity date: 2036 Balance due at maturity assuming no provision: 0
Lease, Options or other Contract Terms
The original terms of this 180-day note included a flat fee of $2,500. The aforementioned flat fee was exclusive of and in addition to the interest that was to accrue under the terms of the note. When the note came due in February 2007, Tsevni then agreed to extend the repayment date to February 17, 2008 in exchange for another flat fee of $1,000 which was added to the principal. Interest continued to accrue. In February 2008, Tsevni again agreed to extend the repayment date, this time to February 17, 2009, in exchange for another $1,000 flat fee. Interest continued to accrue.  As of February 11, 2008, the accrued interest totaled $5,308.28, exclusive of the three flat fees (two for the extensions) totaling $4,500. Tsevni does not anticipate extending the due date of note past February 2009.

Plans to Renovate, Improve or Develop - Estimated Cost - Financing Method	n/a
If not being developed, reason property is held	Not being developed/held because low loan to value conservative for portfolio.
General Competitive Conditions	New building w/ new housing project very close. Property values are holding steady or increasing modestly.
Insurance/ adequacy of	Insurance provided by homeowner policy; insurance considered adequate by management.
Occupied	Occupied by home owner; no lease terms.
Depreciation	n/a for promissory note.
Tax Rate	n/a
Annual Realty Taxes	n/a
Est. Taxes on Proposed Improvements	n/a

*Ms. Holmes is one of our shareholders.
**We agreed to extend the due date of the Holmes note in order to allow Holmes additional time to pay the note. We believe that extending the note increased our chances of getting paid and was more efficient than instituting the foreclosure process.

Recently Sold Property and Loan Portfolios.

Property / Note Description	DeLuna Promissory Note for $50,000
Purchase Date	December 27, 2005
Purchased From	Robert DeLuna*
Purchase Cost	$50,000
Sale Date	January 18, 2006
Sale Proceeds	$57,000, consisting of a cash payment to Tsevni from 10+Homes Inc.
Sold To	10+ Homes Inc.
Net	$7,000
Location	Lot 29 tr. 6054 Phase 3, Bakersfield, CA 93308.
Property Type	Improved Lot
Present / Proposed Use & Suitability	Sell to Developer for SFR/ Suitable for use.
Nature and Title to Property	Assignment to Tsevni - 1st Position.
Encumbrances	None
Lease, Options or other Contract Terms	Sum of $7,000 which was paid upon maturity pursuant to the terms of the note.
Plans to Renovate, Improve or Develop - Estimated Cost - Financing Method	n/a
If not being developed, reason property is held	No development; purchased and held for short term yield.
General Competitive Conditions	Other improved lots in the area but the lots are in a desirable area.
Insurance	no insurance on vacant land needed in management’s estimation.
Occupied	no
Depreciation	None taken on vacant land.
Tax Rate	n/a
Annual Realty Taxes	n/a
Est. Taxes on Proposed Improvements	n/a

* Robert DeLuna is the president of DelNet Financial Inc., which is party to another transaction described herein, and is the sister of shareholder Elizabeth DeLuna.

Property / Note Description	Bakersfield Lots 182-6171-2
Purchase Date	January 26, 2006
Purchased From	Rancho Homes
Purchase Cost	$69,000
Sale Date	July 14, 2006
Sale Proceeds	$74,062
Sold To	10+ Homes Inc.
Net	$5,062 (10+Homes Inc. paid all costs and expenses, including but not limited to, property taxes, for this transaction, and Tsevni was not obligated to, and did not, pay any costs or expenses on these lots)
Location	Lots 1 and 2 of Tract 6171 Phase 2, Bakersfield, CA 93308.
Property Type	Improved Lots
Use & Suitability	Sell to Developer for SFR; suitable for that use.
Title to Property	Owner on title.
Encumbrances and terms	none
Lease, Options or other Contract Terms	Purchased properties from a distressed owner. Sold property to a local builder within 180 days of purchase for a profit.
Plans to Renovate, Improve or Develop - Estimated Cost - Financing Method	none
If not being developed, reason property is held	No development /distressed bought at discount.
General Competitive Conditions	Other improved lots in the area, but the lots are in a desirable area.
Insurance/ adequacy of	No insurance on vacant land needed in management’s estimation.
Occupied	not occupied.
Depreciation	n/a on vacant land.
Tax Rate	$12.11/$1,000
Annual Realty Taxes	$835.59
Est. Taxes on Proposed Improvements	n/a

Property or Note Description	Algroup/Barba Promissory Note for $82,000
Purchase Date	August 21, 2006
Purchased From	Algroup
Purchase Cost	$84,000 (including expenses of $2,000).
Repayment Date (Date on Which the Borrower Repaid the Loan)	November 9, 2006
Gross Proceeds	$103,254
Net	$19,254 (of this total, fees were $10,489, penalties were $6,571 and interest was $2,194; this transaction concluded when the borrower repaid the loan; no accrued interest was forgiven).
Location	340 N. I Street, San Bernardino, CA 92410.
Property Type	Industrial - Insured
Use & Suitability	Industrial - Manufacturing Plant; suitable for that purpose.
Title to Property	Deed of Trust - 1st Position
Encumbrances and terms	0
Lease, Options or other Contract Terms	Prevailing interest rate on the note was at 10% annual percentage rate plus 2 points per week for every week past the maturity date. Due on 10/22/06, paid on 11/9/2006.
Plans to Renovate, Improve or Develop - Estimated Cost - Financing Method	none
If not being developed, reason property is held	Distressed property, good loan to value, good yield expected.

General Competitive Conditions	Not many large vacant industrial buildings in the area. Freeway visible w/ low vacancy rate.
Insurance/ adequacy of	fire and theft policy adequate in management’s estimation.
Occupied	not occupied.
Depreciation	Not taken.
Tax Rate	n/a
Annual Realty Taxes	n/a
Est. Taxes on Proposed Improvements	n/a

Property /Note Description	Participation Agreement with DelNet Financial, Inc. on note secured by deed of trust on Studio 56 Inc. property
Purchased From	VIP TrustDeed, Inc.
Purchase Date	March 2, 2007 (i.e., date of Tsevni’s entry into participation agreement with DelNet, the current property owner). DelNet acquired its interest on February 15, 2007.
Purchase Cost	Tsevni paid 7.4% of purchase cost or $105,363. DelNet’s 92.6% interest is represented by a second trust deed of $1,318,904.
Sale Date	August 17, 2007
Sale Proceeds
$123,506 (i.e., the  purchase price was negotiated between Tsevni and DelNet. Tsevni accepted the purchase price because it felt the net was a fair and reasonable profit given the amount of time the principal was outstanding)

Net	$18,143 (Tsevni’s interest in the property was bought out by DelNet)
Location	7000 Santa Monica Blvd., West Hollywood CA 90028
Property Type	Commercial
Use & Suitability	Music and film studios, designed and used accordingly, and suitable for that use.
Title to Property	Held solely by DelNet Financial, Inc.; DelNet was a note holder on the property until May 2007, when it became the property owner of record according to its Trustee’s Deed of Trust on the property.
Encumbrances and terms
Bank lien of approximately $905,000.00 (This amount changes daily as interest accrues and payments are applied).
Los Angeles county tax lien of $36,771.74 has been paid off.
Second trust deed of $1,318,904.04.

Lease, Options or other Contract Terms	Participation agreement with DelNet Financial to sell property, which concluded when DelNet bought out Tsevni’s interest; DelNet is currently making payments on the outstanding lien of $1,424,267.86.
Plans to Renovate, Improve or Develop - Estimated Cost - Financing Method	DelNet has had the interior front lobby of the building painted and does not plan on any additional improvements. None of the costs were borne by Tsevni.
If not being developed, reason property is held
The property was held only for the purpose of selling it in the near future. Tsevni had no plans to hold the property.  Since DelNet decided to hold the property, DelNet bought out Tsevni’s ownership percentage pursuant to the terms of their participation agreement.

General Competitive Conditions
This property is located in West Hollywood, which is a district where many smaller music and film studios are located.  This particular building has historical landmark status, was built in 1928 and has a history of famous recording artists who have used the studio, including as Elvis, Beach Boys, Bing Crosby and many others.  The building is more commonly known as “Radio Records.” Landmark status provides that the building must not be renovated so as to alter its external appearance or be converted to residential use.

Insurance/ adequacy of	The property is covered by insurance, which the management of both Tsevni and DelNet believe is adequate. The carrier is Hartford Insurance Company.
Occupied	The building is occupied by the previous owner and is in the process of being vacated. No new leases have been put in place since the Trustee Sale.
Depreciation	No depreciation to report at this time.
Tax Rate	1%
Annual Realty Taxes	Estimated at $9,950.00 based on last price paid upon ownership transfer; taxes have been paid through current year.
Est. Taxes on Proposed Improvements	None

*Robert DeLuna, president of DelNet Financial Inc., is party to the DeLuna transaction described herein; Mr. DeLuna is also the brother of Elizabeth DeLuna, one of our shareholders.

Our Business Strategy. Our strategy is to purchase notes at a discount. None of the notes described herein that we have purchased have been at a discount other than the note related to the Studio 56, Inc. property. However, even when we purchase notes at face value we intend to structure the transaction so that we earn a profit. Specifically, after purchasing a non-performing note, we then consolidate all accrued but unpaid interest with all arrears. We then charge the debtor a fee to forbear foreclosure. As all of our notes are secured by real estate, once purchased, we have the right to foreclose on the property if we so choose. The fee to forbear is less than what the debtor would pay in arrears. Assuming the debtor then starts paying on the non-performing note, the note then becomes performing, we have earned our forbearance fee and we can either hold the note or sell the note. If the debtor does not pay or goes into default at some point before we sell the note, we can foreclose and attempt to get paid through the sale of the property or we can extend the note if the circumstances warrant. We also have the right to recoup costs of the foreclosure through the sale of the property. We do not intend to purchase notes where the real estate securing the notes is not sufficient to pay the indebtedness to us and cover the costs and fees of foreclosure.

We will seek to establish relationships with financial institutions, investment pools, and individual investor groups with non-performing or deeply-discounted asset portfolios.  In this respect, we hope we can sell at least 50% of our eventual portfolios for well above the purchase price to our pool of private purchasers, but still at below market value.  We believe we will be able to sell off "parts" of larger portfolios to individuals who have $100k to $200k to purchase a portion of a particular pool of properties. We anticipate that most of our potential buyers will be current contacts or referrals based on relationships our management has developed over the years. For example, an individual buyer may only want to purchase properties in Orange County, California. In such a scenario, we and the buyer would agree on the particular properties and the dollar amount the buyer is willing pay for that pool. Once the transaction has been completed, we would assign title to the properties to the buyer and send the properties to a "sub-servicer" to manage the accounts on behalf of the buyer. At this point, we no longer have an interest in that pool. The buyer then purchases the pool without recourse.

In essence, we only serve as middleman in this type of transaction and no longer retain any interest in either the pool or the servicing arrangements.

We intend to retain the balance of the portfolio debt-free and make those corporate owned.  As an example, if we were to purchase a portfolio with a $10M face value for $2M, i.e., 20% of face value (assuming we are able to obtain this level of discount due to our buying power), we would then expect to separate off smaller portions of the portfolios for individual buyers and then sell the portions to them at 40% of the face value of the note.  In this example, if we were to sell off 50% of a $10M portfolio (i.e., $5M worth of the original $10M portfolio) at 40% of its face value, that leaves $2M.  Hence, we would retain the encumbering 50% of the portfolio.  With an established baseline of zero on these portfolios, the only remaining costs will be our fixed and variable overhead.  With these advantages, we hope that our holdings will become profitable.

We have identified various outsourcers that we anticipate that we would use to service and collect on debts of these size; they typically charge .5-1% per year of the face value of the note.  We intend to use two different companies: FCI in Anaheim, California, and Land America in Irvine, California.  We will not enter into contracts with such sub-servicers until we assign assets for the benefit of buyers. With the few assets we have at this time, we do not feel it necessary to utilize the services of FCI, Land America or any similar service provider as we believe we can manage those assets internally with various readily-available software products such as Excel and Quickbooks. We anticipate that we would need to anywhere between 10 to 20 assets, depending on size and complexity, before we expect that we would need to outsource this servicing function. We anticipate that when the time comes, we would have a master agreement with the sub-servicer for all loans assigned; we believe that 0.5% to 1% is a standard charge for most sub-servicers’ services.  We believe there are a sufficient number of loan service companies available allowing us to obtain such services on competitive terms.

Our Target Markets and Marketing Strategy. We believe that our primary target market will consist of lenders, private investors, and other such servicers in the financial industry nationwide who seek to liquidate non-performing portfolios. We strive to solicit the following types of lenders: larger institutions such as Bank of America, Litton Loan Servicing, EMC Mortgage Corporation, Wells Fargo Bank, Countrywide, Washington Mutual, and smaller ones such as Fifth Third Bank, New Century Home Loan, Impac Lending, Option One Mortgage, and similar institutions. We have initially purchased property portfolios in California and will focus our efforts in that geographic area until we are able to expand our operations. We have not yet purchased any loan portfolios. We hope to fund the expansion into other markets with future operating revenues and possible financings, though there is no guarantee that even if we are able to generate future revenues or obtain future financings that we will be able to expand our operations into markets beyond California.

In order to have credibility with our target market, we estimate we will need to raise a minimum of $5M to $10M in the next 18 to 24 months to be able to compete for larger discounted portfolios, which we believe are available for purchase. We believe we would need to have access to capital markets in order to raise this amount.  There is no guarantee that we will be able to raise this amount if we are able to gain access to capital markets.

We recognize that there is much upheaval in the sub-prime mortgage sector and, in general, the broader mortgage market is weak. However, we believe this actually works to our advantage in that, due to the sub-prime mortgage companies questionable lending to under qualified applicants and, in conjunction, the over-valuing of real estate, we believe the result will be more non-performing, under performing and distressed real estate portfolios available than the previous year. Our core business is to purchase non-performing, under performing and/or distressed properties and notes. We hope that our position in the marketplace will attract additional funding sufficient to, in the future, purchase portfolios instead of individual notes and properties as we have done to date. There is no guarantee that we will ever attract additional financing or, even if attracted, that financing will be sufficient to purchase small, medium or large non-performing, under performing and/or distressed property portfolios. If we are not able to attract additional financing, we will simply continue to pursue our current strategy of purchasing individual assets.

Growth Strategy. We seek to initiate a profitable portfolio sales business by pooling funds to reap greater profits usually only available to the larger investors.  Our strategy is to:

·	Purchase trust deeds at sizeable discounts;
·	Purchase multi-family dwellings in growing areas;
·	Purchase non-performing portfolios from banks, financial institutions, and other loan servicers;
·	Collect on deficiency judgments;
·	Re-establish relationships with current homeowners for beneficial negotiations; and
·	Outsource servicing.

Our Competition. There are a few established competitors in the portfolio sales market. Ultimately, we believe that there are more portfolios available for sale than buyers to purchase and remarket them. Among these competitors are companies such as LendTrade, First Financial Network, Capital Finance and Worldwide Loan Acquisitions among others. However, we believe that many competitors fail because they acquire assets at 50-60% of face value and are forced to liquidate at 20-40% below value, which leads to low profitability. In our estimation, this is due to a poor but common business strategy of inaccurately evaluating a portfolio, combined with operating with an increased overhead of salaried asset managers that are paid regardless of performance. We believe we can successfully compete because of our two-step portfolio evaluation process, and our ability to work the portfolio more efficiently with commissioned asset managers. Additionally, we plan to take blocks of properties and sell off approximately half of the portfolio to smaller purchasers. We believe this approach sets us apart from our competition. However, we may not be able to compete successfully against larger institutions or future competitors with greater financial resources or greater access to potential acquisitions. Additionally, it is possible that competition may drive down the returns that we are able to generate, and that may negatively impact the viability of our business model.

Our Industry. The real estate default industry has emerged as a secondary market to the lending and home mortgage industry, serving the needs of banks, savings and loans, insurance companies, commercial and residential real estate mortgage loans and bulk loan portfolios. This industry includes, but is not limited to, sub-performing, non-performing, charged off, Real Estate Owned (“REO”), loss mitigation, and other real estate assets that have not performed according to their original terms. The industry uses the terms “pool” and “portfolio” interchangeably for groups of loans or properties. We believe our industry will continue to grow as rising interest rates on mortgages contribute to an increase in the number of foreclosures and distressed properties available to this secondary market.

We recognize that there is currently much upheaval and uncertainty in the sub-prime mortgage sector and, in general, the broader mortgage market is weak. However, we believe this actually works to our advantage in that, due to the sub-prime mortgage companies questionable lending to under qualified applicants and, in conjunction, the over-valuing of real estate, we believe the result will be more non-performing, under performing and distressed real estate portfolios available than the previous year. Our core business is to purchase non-performing, under performing and/or distressed properties and notes. We hope that our position in the marketplace will attract additional funding sufficient to, in the future, purchase portfolios instead of individual notes and properties as we have done to date. There is no guarantee that we will ever attract additional financing or, even if attracted, that financing will be sufficient to purchase small, medium or large non-performing, under performing and/or distressed property portfolios. If we are not able to attract additional financing, we will simply continue to pursue our current strategy of purchasing individual assets.

Government Regulation. We intend to conduct our business in compliance with any applicable regulations, and are subject to general state and federal laws governing the conduct of businesses in general. In regard to our specific line of business, we are unaware of any state or federal regulations concerning our particular business model. Each state has laws and regulations governing the business of selling real estate; these laws differ from state to state. Therefore, prior to offering or expanding our services into a new jurisdiction we must conduct an extensive review of that state's regulatory framework to ensure compliance with the applicable regulations. Should we become subject to expensive or burdensome government regulations, we may not have the recourse to comply, which would cause our business to fail.

Our Research and Development. We are not currently conducting any research and development activities, other than property and loan portfolio investigations and assessments.

Intellectual Property. We use the trade name of Tsevni Real Estate Group. We own the domain name www.tsevni.com ; our website gives a basic description of our corporate operations as well as contact information. We rely on our officers’ expertise in assessing real estate and loan portfolios, and the valuable relationships that our officers have developed through their many years in the real estate business.  We may depend on certain proprietary information such as sales data, strategies, customer lists, ideas, designs and services, along with our management's expertise in assessing potential contracts and service agreements, and as such, our business depends on that proprietary information.  We do not have employment agreements with our officers, and as such, if we had to replace our management, there is no guarantee that we would be able to operate successfully.

Employees. As of  May 1,  2008, we have no employees other than our current officers. Our officers conduct our day-to-day operations and have agreed to forgo compensation until our revenues are sufficient to pay salaries. We do not currently anticipate that we will hire any employees in the next six months. From time-to-time, we will use the services of independent contractors and consultants to support our business development. We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified managerial personnel.

Facilities. Our mailing address is 8018 E. Santa Ana Canyon Rd. Suite 100-148, Anaheim, CA 92808. Our executive, administrative and operating offices occupy approximately 100 square feet and are located at the personal residence of Gerda Shupe, our president and one of our directors. We estimate the value of this space at $250 per month. We believe our facilities are adequate for our needs and that alternate facilities would be available on similar terms should the need arise.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily stock-based compensation. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Overview. We were incorporated in the State of Nevada on June 30, 2005. We are in the business of buying and selling assets consisting of performing and non-performing notes or real estate loans and distressed properties purchased at discount rates.

Key Performance Indicators.  Our management uses the following indicators to assess our performance:

1.	The type and number of current and growing relationships we have with various servicers, financial institutions and banks;
2.	Current real estate conditions;
3.	The number of discounted pools available for acquisition;
4.	The number of individual buyers looking for a smaller or more affordable pool to purchase;
5.	Our ability to service, collect and sell off portions of a pool;
6.	The spread that we would be able to realize on a particular transaction;
7.	The effectiveness of the outsourcers we anticipate using to collect and service our portfolios; by using more than one outsourcer, we believe we will be able to measure our performance.

We believe that as the subprime market continues to struggle, there will be more opportunities for us to purchase pools at bigger discounts, though competition will rise for similar pools.

Critical Accounting Policy and Estimates.

Organization and line of business. Tsevni Real Estate Group, Inc. (“Tsevni” or the “Company”) was incorporated in the State of Nevada on June 30, 2005.  Tsevni is in the business of buying and selling assets consisting of performing and non-performing notes or real estate loans and distressed properties purchased at discount rates.

Basis of Presentation. The unaudited consolidated financial statements have been prepared by Tsevni, pursuant to the rules and regulations of the Securities and Exchange Commission.  The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods.  Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with Tsevni’s audited financial statements and footnotes.  The results of the three months ended December 31 , 2007 are not necessarily indicative of the results to be expected for the full year ending June 30, 2008.

Going concern.The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of Tsevni as a going concern.  Tsevni produced a net loss of $51,652 during the six month period ended December 31, 2007 and has an accumulated deficit of $ 153,610 as of December 31, 2007.

In view of these matters , realization of certain of the assets in the accompanying balance sheet is dependent upon Tsevni’s continued operations, which in turn is dependent upon Tsevni's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management is continuing to explore sources of funding and attractive business transactions that will provide additional cash reserves and increased revenue streams. Management believes that this plan provides an opportunity for Tsevni to continue as a going concern.

Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair value of financial instruments.  For certain of Tsevni's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to Tsevni for similar debt are substantially the same.

Cash and cash equivalents.  For purposes of the statements of cash flows, Tsevni defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

Concentration of credit risk.  Financial instruments, which potentially subject Tsevni to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. Tsevni places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit.  Tsevni has limited experience but does not anticipate incurring any losses related to this credit risk.

Inventory. Inventory consists of real estate trust deeds and distressed property valued at the lower of cost or market.

Property and equipment. Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-7 years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

The estimated service lives of furniture and equipment are as follows:

Computer equipment	5 years
Office equipment	5 years
Furniture and fixtures	7 years

(material omitted)

Stock based compensation. Tsevni adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. As of December 31, 2007, Tsevni had no employee options outstanding.

Income taxes. Tsevni accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

(material omitted)

Earning (loss) per share. Tsevni reports earning (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Tsevni has a net loss for the six month period ended December 31, 2007; therefore all common stock equivalents are anti-dilutive.

Revenue recognition.  (material omitted) Tsevni is engaged in two revenue streams, sales of properties and sales of notes.

Tsevni recognizes property sales in accordance with SFAS No. 66, “Accounting for Sales of Real Estate.” Tsevni generally records the sales of properties using the full accrual method at closing when the closing process is deemed to be complete. Sales not qualifying for full recognition at the time of sale are accounted for under other appropriate deferral methods.

Tsevni recognizes sales of notes under the full accrual method of accounting when ownership of the note is transferred, and no other significant obligations of Tsevni exist.  We record the stated interest income on our delinquent or non-performing notes and report the final results of each separate transaction upon the liquidation of each.

Recently issued accounting pronouncements.  (material omitted)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the financial statements.

(material omitted)

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for Tsevni’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Tsevni’s fiscal year beginning October 1, 2009. While Tsevni has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, Tsevni will be required to expense costs related to any acquisitions after September 30, 2009.

For the Year Ended June 30, 2007 as compared to the Year Ended June 30, 2006.

Results of Operations.

Revenues. We realized net revenues of $177,254 for the year ended June 30, 2007, including $74,000 in property sales, $103,254 from sale of notes. This is in comparison to the year ended June 30, 2006 where we had $57,000 in net revenues. For the period ended June 30, 2006, we had cost of revenues of $50,000 and a gross profit of $7,000. The increase in revenues as between June 30, 2007 and June 30, 2006 was because we increased our volume of sales during the later period.

Operating Expenses. For the year period ended June 30, 2007, our total expenses were $114,362 which was represented solely by general and administrative expenses. Therefore, for the period ended June 30, 2007, we experienced a net loss of $90,108.  With interest expense of $937, we had a loss of $91,048 before provision for $800 in income taxes, making our net loss $91,045.  This is in comparison to the year ended June 30, 2006, where we had $17,113 in general and administrative expenditure. Therefore, our net loss for the year ended June 30, 2006 was $10,113. The differences in expenses and net losses as between June 30, 2007 and June 30, 2006 are due to the fact that we had an increased level of operations during the most recent period, resulting in higher operating expenses.

(material omitted)

For the Three Months Ended December 31, 2007 as compared to the Three Months Ended December 31, 2006.

Results of Operations.

Revenues. We realized net revenues of zero for the three months ended December 31, 2007.  This is in comparison to the three months ended December 31, 2006, where we realized net revenues of $11,254 for the three months ended December 31, 2006.  We also had $2,000 in cost of revenue with regard to a property held, such that our gross profit was $9,254 for the three months ended December 31, 2006.  The decrease in revenues as between December 31, 2007 and December 31, 2006 is due not having made any sales during the most recent quarter; we have acquired no notes or properties since March 2007 and currently hold only one note.

Operating Expenses. For the three months period ended December 31, 2007, our total expenses were $23,315 which was represented solely by general and administrative expenses. We also had $367 in interest expense.  Therefore, for the period ended December 31, 2007, we experienced a net loss of $23,682, with no provision for income tax.  This is in comparison to the period ended December 31, 2006, where we had $14,041 in general and administrative expenses. Therefore, our net loss for the three months ended December 31, 2006 was $4,787.  The increase in expenses as between December 31, 2007 and December 31, 2006 is due to the fact that we had no sales during the later period.

For the Six Months Ended December 31, 2007 as compared to the Six Months Ended December 31, 2006.
Results of Operations.
Revenues. We realized net revenues of $123,507 from the sale of notes for the six months ended December 31, 2007. After cost of revenue of $105,364 for that note, our gross profit was $18,143 for the period ended December 31, 2007. We anticipate that we will generate increased revenues as we build our inventory of properties and notes and resell them. This is in comparison to the six months ended December 31, 2006 where we realized net revenues of $177,254 for the six months ended December 31, 2006. This was comprised of $74,000 represented by property sales and $103,254 represented by sale of a note.  Our cost of revenues for the six months ended December 31, 2006 was $71,000 for property and $82,000 for notes, for a total cost of revenues of $153,000.  Therefore our gross profit was $24,254.  The decrease in profit and revenues as between December 31, 2007 and December 31, 2006 is due to a decrease in notes and properties held; we have acquired no notes or properties since March 2007.

Operating Expenses. For the six months period ended December 31, 2007, our total expenses were $68,325 which was represented solely by general and administrative expenses. Therefore, for the period ended December 31, 2007, we experienced loss from operations of $50,182, and had $670 in interest expense, making our net loss $51,652, after provision of income tax of $800. This is in comparison to the period ended December 31, 2006, where we had $26,593 in general and administrative expenses making our net loss $3,139 after provision of income tax of $800 for the six months ended December 31, 2006. The increase in expenses as between December 31, 2007 and December 31, 2006 is due to the fact that we were seeking additional assets for purchase during the later period.

Liquidity and Capital Resources.   As of December 31, 2007, we had cash and cash equivalents of $99,413 and inventory of $25,000 which was represented by one promissory note held. Therefore, our total current assets were $124,413 as of December 31, 2007.  We believe that our available cash is sufficient to pay our day-to-day expenditures for the next twelve months. However, we will need additional capital in order to increase the number of properties we acquire and hold for resale. As of December 31, 2007, our total current liabilities were 63,874, of which $57,874 was represented by accounts payable, and $6,000 represented by a loan from a shareholder, which also represented the sum of our long term liabilities. We had no long term commitments or contingencies.

Our only known sources of capital are the proceeds that would result from the exercise of the warrants, loans from our officers, cash from revenues and any future financings. We will require additional financing in order to expand our business and there is no assurance that such additional financing will be available.

Our Plan of Operation for the Next Twelve Months. As of December 31, 2007 , we have cash and cash equivalents of $99,616.  We believe that this amount will be adequate to continue our current level of operations for the next twelve months  as our burn rate is approximately $2,000 per month , and believe that we will be able to operate profitably. We hope to continue to generate revenues which will further support our financial needs .  We intend to continue operating using our business model of purchasing distressed properties and loan portfolios and attempting to sell them at below market value. We believe we have sufficient cash on hand to purchase additional assets for eventual resale, and hope to generate additional cash from the sale of our existing asset.   To date, we have sold only three non-performing notes and have one other coming due on February 17, 2009, which is currently our only asset held ; also, we have only purchased and sold one portfolio containing two distressed properties. We have not acquired any additional assets since March 2007 .  As of December 31, 2007 , we have experienced actual profit of approximately only $ 18,143 . Currently, we believe that the largest expenses outside the acquisition of notes and properties that we will incur over the short-term will be the professional legal and accounting fees we anticipate will be required for us to become a reporting company. Without those types of expenditures at this juncture, we believe we would be profitable. Our goal is to become a reporting entity and eventually apply to participate on the Over-the-Counter Bulletin Board. We believe that becoming a reporting entity will allow us access to financing that we would not have access to if we were not a reporting issuer. If we are able to raise additional capital after becoming a reporting issuer, we plan on expanding our business and, in addition, plan to target larger properties.

Until we become a reporting issuer, we may participate in joint ventures or similarly structured arrangements with regard to a specific property or loan portfolio. In that case, we would need to raise additional capital only for the purpose of that particular joint venture.  The amount would vary with the particular asset being purchased.  For example, the Algroup note mentioned herein is an example where we required an infusion of funds in order to participate in the opportunity. In order to bring in the required funds, we agreed to partner with DelNet Financial, Inc. solely for the purpose of the Algroup transaction. We put up the first $82,000 and then secured a first trust deed on the property held by Algroup; DelNet put up the balance of the $400,000 to satisfy the tax liens on the Algroup property.  DelNet later purchased our interest in this property and we are no longer party to that transaction.  The president of DelNet, Robert DeLuna, is the sibling of Elizabeth DeLuna, one of our shareholders.

We expect to enter into this type of arrangement from time to time in the normal course of our business. We believe this type of arrangement is typical in our industry where joint ventures and similar arrangements are made to share the risks and rewards of a particular transaction.

In the event that we experience a shortfall in our operating capital, we intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officers and directors. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses to achieve our objectives over the next twelve months. However, our officers and directors are not committed to contribute funds to pay for our expenses. Our belief that our officers and directors will pay our expenses is based on the fact that our officers and directors collectively own 3,000,000 shares of our common stock, which equals approximately 82.4% of our outstanding common stock on an undiluted basis. We believe that our officers and directors will continue to pay our expenses as long as they maintain their ownership of our common stock as long as they believe in our business prospects.

Over the next twelve months, we intend to grow internally through the purchase and sale of notes and portfolio properties, and believe we will be able to maintain profitable operations during the next twelve months. We plan to manage assets ourselves as long as the number of assets we hold and manage totals no more than 10-12 assets. In the event we hold more assets than that number, we anticipate that we would outsource the management services to an outside servicer.  We believe the services of outside servicers would be readily available should the need arise.

We recognize that there is currently much upheaval and uncertainty in the sub-prime mortgage sector and, in general, the broader mortgage market is weak. However, we believe this actually works to our advantage in that, due to the sub-prime mortgage companies questionable lending to under qualified applicants and, in conjunction, the over-valuing of real estate, we believe the result will be more non-performing, under performing and distressed real estate portfolios available than the previous year. Our core business is to purchase non-performing, under performing and/or distressed properties and notes. We hope that our position in the marketplace will attract additional funding sufficient to, in the future, purchase portfolios instead of individual notes and properties as we have done to date. There is no guarantee that we will ever attract additional financing or, even if attracted, that financing will be sufficient to purchase small, medium or large non-performing, under performing and/or distressed property portfolios. If we are not able to attract additional financing, we will simply continue to pursue our current strategy of purchasing individual assets.

We anticipate that our most significant expenses in continuing our growth will be due to expenses incurred in becoming a reporting company and in applying to have our securities quoted on the Over-the-Counter Bulletin Board, which we believe would increase our sources of capital.  We do not believe that additional funds will be necessary to pay for these expenditures, but we anticipate that our officers and directors will have access to sufficient funds, either from their own personal resources or loans from their personal associates and family members.

If we have access to significant capital through equity or debt financings in a public market, we intend to increase our business activities.  There is no guarantee that we will become a reporting company, or that our securities will ever be eligible for quotation on the OTCBB or any other medium, or that we will ever have access to additional capital beyond which our officers and directors may provide.

We are not currently conducting any research and development activities. We do not anticipate that we will purchase or sell any significant equipment. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease equipment.

Off Balance Sheet Arrangements. There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Description of Property

Property held by us. As of the dates specified in the following table, we held the following property:

Property	December 31, 2007	June 30, 2007	June 30, 2006
Cash and equivalents	$99,413	$2,390	$ 6,145
Inventory ( trust deeds )	$25,000	$130,364	$ 69,000

Our Facilities. Our mailing address is 8018 E. Santa Ana Canyon Rd., Suite 100-148, Anaheim, CA 92808; our executive, administrative and operating offices are located in the personal residence of our officers, and consist of approximately 100 square feet of combined office space; this space has a fair market rental value of $250 per month. We conduct all of our executive and administrative functions from this facility. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate for the purposes of our operations.

Certain Relationships and Related Transactions

Related party transactions.

In January 2006, one of our officers and directors, Gerda Shupe, loaned $6,000 to us, which is due in February 2012 and bears interest at a rate of 10%.  The interest on this note owed us at December 31, 2007 was $367 and $670 for the three month period and six month period, respectively.  There was no comparable interest expense for the prior periods ended December 31, 2006.

In February 2006, we agreed to issue 3,000,000 shares to Gerda Shupe, one of our officers and directors, in exchange for cash of $60,000.

Gerda Shupe and James Shupe have agreed to forgo salaries until we generate sufficient revenues to be able to compensate them for their services to us.  These forgiven salaries have been taken as their contribution to the capital of Tsevni. Accordingly, $15,000 per quarter have been credited the additional paid in capital for the forgiven salaries.

Gerda Shupe, one of our officers and directors, provides office space to us at no charge in her personal residence; this space is valued at $250 per month.

Elizabeth DeLuna, one of our shareholders, is the sister of Robert DeLuna, who is a party to the DeLuna transaction described herein.  Mr. DeLuna is also the president of DelNet Financial Inc., which is party to the DelNet transaction described herein.

Jody Holmes, one of our shareholders, is also the property owner of the Holmes transaction described herein.  The note originally came due on February 17, 2007.  We agreed to extend the due date of the Holmes note to August 2007 in order to allow Holmes additional time to pay the note, in exchange for a $1,000 fee for the extension.  In August 2007, we agreed to extend the note for an additional 180 days, bringing the due date to February 17, 2008. In February 2008 , we extended the note to February 17, 2009. As of February 11, 2008, the accrued interest totaled $5,308.28, exclusive of the extension fees. We believe, at least in this instance, that extending the note increases our chances of getting paid and is more efficient than instituting the foreclosure process

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

·	disclose such transactions in prospectuses where required;
·	disclose in any and all filings with the Securities and Exchange Commission, where required;
·	obtain disinterested directors consent; and
·	obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

If we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission’s Public Reference Room at Room 1580, 100 F Street N.E.,Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

As of  May 1, 2008, there were 29 record holders of our common stock.

There are no outstanding shares of our common stock which can be sold pursuant to Rule 144. There are no outstanding options to purchase, or securities convertible into, shares of our common stock. We currently have 641,500 warrants to purchase shares of our common stock issued and outstanding. We have agreed to register for sale 641,500 shares of common stock held by 28 of our shareholders, along with the 641,500 shares of common stock underlying the warrants sold in our recent offering.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny stock regulation. Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

·	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
·
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

·	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
·	a toll-free telephone number for inquiries on disciplinary actions;
·	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
·	such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

·	the bid and offer quotations for the penny stock;
·	the compensation of the broker-dealer and its salesperson in the transaction;
·	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
·	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table.  The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our chief executive officer and our other executive officers during the years ended June 30, 2007 and 2006 .

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Gerda Shupe, president, treasurer	2006	None (1)	None	None	None	None	None	None	None
	2007	None (1)	None	None	None	None	None	None	None
James Shupe, secretary	2006	None (1)	None	None	None	None	None	None	None
	2007	None (1)	None	None	None	None	None	None	None

(1) Ms. Shupe and Mr. Shupe have agreed to forgo compensation until and unless our revenues are sufficient to justify officer compensation. Refer to "related party" section for amount of salary accrued.

As of May 1, 2008, our officers have received no compensation for their services provided to us.  Gerda Shupe and James Shupe have both agreed to forgo salaries until we generate sufficient revenues to be able to compensate them for their services to us.

Employment Contracts. We anticipate that we will enter into employment contracts with our officers only when and if our revenues reach a certain level.

Outstanding Equity Awards at Fiscal Year-end. As of the year ended June 30, 2007 , we did not have any securities authorized for issuance under any equity compensation plans. We currently do not have an equity compensation plan at this time. Therefore, our named executive officers had no unexercised options, no stock that has not vested, and no equity incentive plan awards:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Nested	Value of Unearned Shares, Units or Other Rights Not Vested

Gerda Shupe	0	n/a	0	n/a	n/a	0	n/a	n/a	n/a

James Shupe	0	n/a	0	n/a	n/a	0	n/a	n/a	n/a

Compensation of Directors. Our current directors are also our employees and receive no extra compensation for their service on our board of directors. Therefore, no compensation was paid or owed as of June 30, 2007.

Name	Fees Earned or Paid in Cash	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Non-Qualified Deferred Compensation Earnings $	All Other Compensation $	Total $

Gerda Shupe	0	0	0	0	0	0	0

James Shupe	0	0	0	0	0	0	0

Financial Statements

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Tsevni Real Estate Group, Inc.

We have audited the accompanying balance sheet of Tsevni Real Estate Group, Inc. as of June 30, 2007, and the related statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 2007 and June 30, 2006. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide, a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tsevni Real Estate Group, Inc. as of June 30, 2007, and the results of their operations and cash flows for the years ended June 30, 2007 and June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred net losses of $91,845 during the year ended June 30, 2007and has accumulated deficit of $101,958 as of June 30, 2007.  In addition, the Company had negative cash flow from operating activities amounting $63,654 during the year ended June 30, 2007. These factors, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KABANI & COMPANY, INC.

CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California

October 15, 2007

TSEVNI REAL ESTATE GROUP, INC
BALANCE SHEET
 JUNE 30, 2007

ASSETS

CURRENT ASSETS:

Cash & cash equivalents	$1,342
Inventory	130,364

Total current assets	$131,707

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$43,514
Loan from related party	6,000

Total current liabilities	49,514

COMMITMENTS	-

STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value, 5,000,000 shares authorized
none issued and outstanding	-

Common stock, $0.001 par value, 50,000,000 shares authorized
3,641,500 shares issued and outstanding	3,641

Additional paid in capital	180,509

Accumulated deficit	(101,958)

Total stockholders' equity	82,192

Total liabilities and stockholders' equity	$131,707

The accompanying notes are an integral part of these financial statements.

TSEVNI REAL ESTATE GROUP, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

	2007	2006
Revenue:
Property sales	$74,000	$57,000
Sale of Notes	103,254	-
Total net revenue	177,254	57,000

Cost of revenue
Property	71,000	50,000
Notes	82,000	-
Total cost of revenue	153,000	50,000

Gross profit	24,254	7,000

Operating Expenses:
General and administrative expenses	114,362	17,113

Loss from operations before income taxes	(90,108)	(10,113)

Non-Operating Expenses:
Interest expense	(937)	-

Loss from operations before income taxes	(91,045)	(10,113)

Provision for income taxes	(800)	-

Net Loss	$(91,845)	$(10,113)

Basic and diluted weighted average shares outstanding	3,589,222	1,243,858

Basic and diluted net loss per share	$(0.03)	$(0.01)

The accompanying notes are an integral part of these financial statements.

TSEVNI REAL ESTATE GROUP, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

	Common Stock		Additional		Total
	Number of		Paid in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance - June 30, 2005	-	$-	$-	$-	$-

Shares issued for cash	3,053,000	3,053	62,247	-	65,300

Net loss	-	-	-	(10,113)	(10,113)

Balance - June 30, 2006	3,053,000	3,053	62,247	(10,113)	55,187

Shares issued for cash	588,500	588	58,262	-	58,850

Contributed Salaries	-	-	60,000	-	60,000

Net loss	-	-	-	(91,845)	(91,845)

Balance - June 30, 2007	3,641,500	$3,641	$180,509	$(101,958)	$82,192

The accompanying notes are an integral part of these financial statements.

TSEVNI REAL ESTATE GROUP, INC.
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(91,845)	$(10,113)
Adjustments to reconcile net loss to net cash used in operating activities:
Contributed Salaries	60,000	-
Increase in current assets:
Inventory	(61,364)	(69,000)
Increase in current liabilities:
Accounts payable	29,555	13,958
Net cash used in operating activities	(63,654)	(65,155)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan from related party	-	6,000
Proceeds from issuance of shares	58,850	65,300
Net cash provided by financing activities	58,850	71,300

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,804)	6,145

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	6,145	-

CASH AND CASH EQUIVALENTS, ENDING BALANCE	$1,342	$6,145

SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:

Cash paid during the year for interest	$-	$-

Cash paid during the year for income taxes	$800	$-

The accompanying notes are an integral part of these financial statements.

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

Note 1 - Organization and significant accounting policies

Organization and line of business

Tsevni Real Estate Group, Inc. (“Tsevni” or the “Company”) was incorporated in the State of Nevada on June 30, 2005.  The Company had minimal operations on June 30, 2005 and no assets or liabilities existed as of June 30, 2005.

The Company is in the business of buying and selling assets consisting of performing and non-performing notes or real estate loans and distressed properties purchased at discount rates.  The Company’s core objectives are to increase the value of loans in its holdings through purchases made from various commercial financial institutions, increase its cash flow, and acquire additional real estate properties.

The Company believes the commercial banking and lending industry is limited in its lending capabilities by the amount of its capital and its creditworthiness.  These entities must maintain a minimum reserve of funds and maintain a balance between capital and risk (specifically weighted assets and a specific loan ratio) as they are bound and governed by federal regulations.  The Company believes lending institutions are limited in the amount of non-performing assets that they can retain; falling below the regulations leave these entities to contend with the risk of unfavorable audits.  Historically, non-performing assets are often liquidated at a discounted rate.  Because the Company is not a lending business and is not confined by federal regulations that encumber banks and other lenders the Company believes it is free to pursue the non-performing assets discharged by banks and lending institutions.  The Company strives to form the types of relationships that will allow it to purchase valuable low-performing or non-performing assets and distressed real estate portfolios.

The Company intends to service low-performing and non-performing assets, notes and foreclosures for  portfolios from the Company, renegotiate principal balances, pursue deficiency judgments and collections, and/or donate the assets it obtains.  The Company will further manage the assets through title resolution. The Company believes it can create value by effectively managing these assets.  The Company does not offer loans or take title to the properties it handles.

The Company intends to generate revenues by locating quality investments in non-performing real estate loans and distressed properties and purchasing them in bulk; the Company believes this enables it to then sell at below-retail prices.  The Company expects that it will be able to lower the risk of investing by doing the research for pre-qualified professionals interested in real estate ventures who themselves do not have time to conduct the diligence required.  For the individual purchaser, the Company intends to then provide the opportunity to choose the personal level of risk and profit based on the specific opportunities and projects that it will be able to offer.  The Company hopes to also be able to provide security and high returns for larger scale purchasers by managing their portfolios on their behalf.

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

Going concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern.  The Company incurred a net loss of $91,845 during the year ended June 30, 2007 and has an accumulated deficit of $101,958 as of June 30, 2007.  In addition, the Company used cash flows from operating activities amounting $63,654 during the year ended June 30, 2007.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management is continuing to explore sources of funding and attractive business transactions that will provide additional cash reserves and increased revenue streams. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

The Company reviews its loan portfolio quarterly to determine if there are impaired loans. In accordance with the requirements of SFAS 114, the Company provides a provision for loan loss if the fair value of the collateral supporting its trust deeds is not in excess of the principal amount of the note plus accrued interest at the effective interest rate.

Fair value of financial instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for loans payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit.  The Company has limited experience but does not anticipate incurring any losses related to this credit risk.

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

Inventory

Inventory consists of real estate trust deeds and distressed properties valued at the lower of cost or market.

Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-7 years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

The estimated service lives of furniture and equipment are as follows:

Computer equipment	5 years
Office equipment	5 years
Furniture and fixtures	7 years

Impairment of long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.   SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.  SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

Stock based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.   As of June 30, 2007, the Company had zero employee options outstanding.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

Segment reporting

SFAS No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment.

Earning (loss) per share

The Company reports earning (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company has a net loss for the year ended June 30, 2007; therefore all common stock equivalents are anti-dilutive.

Revenue recognition

The company is engaged in two revenue streams, sales of properties and sales of notes.

The Company recognizes property sales in accordance with SFAS No. 66, “Accounting for Sales of Real Estate.” The Company generally records the sales of properties using the full accrual method at closing when the closing process is deemed to be complete. Sales not qualifying for full recognition at the time of sale are accounted for under other appropriate deferral methods.

The Company recognizes sales of notes under the full accrual method of accounting when ownership of the note is transferred, and no other significant obligations of the company exist. We record the stated interest income on our delinquent or non-performing notes and report the final results of each separate transaction upon the liquidation of each. The Company ceases to accrue interest when in the opinion of management it is prudent to do so in  light of particular facts and circumstances.

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

Recently issued accounting pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.  SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another  derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.  SFAS No. 155 is not expected to have a material effect on the financial position or results of operations of the Company.

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:
4.	At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.
5.	Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

a)	A brief description of the provisions of this Statement
b)	The date that adoption is required
c)	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FASB 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FASB 159 for their first quarter 2007 financial statements.

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FASB 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

Note 2 – Related Party Transactions

In January 2006, one of the Company’s officers and directors, Gerda Shupe, loaned $6,000 to the Company, which is due at February 16, 2012 and bears interest at a rate of 10%. Interest expense on the note was $936 and $0 for 2007 and 2006 respectively.

In February 2006, the Company agreed to issue 3,000,000 shares to Gerda Shupe, one of its officers and directors, in exchange for cash of $60,000.

Gerda Shupe and James Shupe have agreed to forgo salaries until the Company generates sufficient revenues to be able to compensate them for their services to the Company. Fair value of the services has been taken as a contribution to the capital and credited to the additional paid in capitall.

Gerda Shupe, one of the Company’s officers and directors, provides office space to the Company valued at $250 per month.

Note 3 - Inventory

The inventory at June 30, 2007 consisted of the following:

Trust Deeds	$130,364

Note 4 – Stockholders’ equity

The Company has authorized 55,000,000 shares of $0.001 par value common stock. 50,000,000 shares have been authorized as common stock and 5,000,000 have been authorized as preferred stock.

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

During the year ended June 30, 2007, the Company issued 588,500 shares of common stock for $58,850. The Company has 3,641,500 shares of common stock issued and outstanding as of June 30, 2007.

Warrants

Additional Disclosures

During the year ended June 30, 2007, the Company issued 588,500 shares of common stock for $58,850 along with warrants for 588,500 shares exercisable at $0.15 per share.  The fair market value of the warrants was calculated as $0 based upon a Black-Scholes calculation utilizing a discount rate of 3.5% and a volatility rate of 0.

Below is a summary of the warrant activity:

	Warrants Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, June 30, 2006	53,000	$0.15	$0.00
Granted	588,500	$0.15	0.00
Forfeited	-	-
Exercised	-	-
Outstanding, June 30, 2007	641,500	$0.15	$0.00

As of June 30, 2007, 641,000 of the warrants had vested.  The warrants expire three years from the date of purchase. The value of the warrant of $0 was calculated using the Black-Scholes model using the following assumptions: Discount rate of 3.5%, volatility of 0% and expected term of three years.

Note 5 - Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30, 2007 and 2006 are as follows:

Tsevni Real Estate Group, Inc.
Notes to Financial Statements
For the year ended June 30, 2007

Deferred tax assets:

	2007	2006
Federal net operating loss	$34,655,	$232
State net operating loss	6,117	40
Total deferred tax assets	40,772	272
Less valuation allowance	(40,772)	(272)
	$-	$-

At June 30, 2007, the Company had federal and state net operating loss ("NOL") carry-forwards of approximately $101,958, respectively. Federal net operating losses could, if unused, expire in 2021. State net operating losses, if unused, could expire in 2011.

The valuation allowance increased by $40,500 during the year ended June 30, 2007. The Company has provided a 100% valuation allowance on the deferred tax assets at June 30, 2007 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the period ended June 30, 2007 and June 30, 2006 is as follows:

Federal income tax rate	(34.0%)
State tax, net of federal benefit	(6.0%)
Increase in valuation allowance	40.0%

Effective income tax rate	0.0%

Note 6 – Commitments and contingencies

Leases

The Company’s executive, administrative and operating offices occupy approximately 100 square feet and are located at the personal residence of Gerda Shupe, the Company’s president. The Company estimates the value of this space at $250 per month.

The Company incurred rent expense of $4,750 and $0 for the years ended June 30, 2007 and 2006, respectively.

Note 7 – Concentration

100% of the Company’s revenue came from two customers during the year ended June 30, 2007.

Note 8 – Subsequent events

On August 17, 2007, the Company sold one of its trust deeds held in its inventory as of June 30, 2007 for net proceeds of $123,507.

Tsevni Real Estate Group, Inc.
Financial Statements
For the Six Months Period Ended December 31, 2007
Unaudited

Contents

Page
Financial Statements:

Balance Sheet as of December 31, 2007 -Unaudited	F-16

Statement of Operations for the Three Month and Six Month Periods ended December 31, 2007 and 2006-Unaudited	F-17

Statement of Cash Flows for the Six Month Period ended December 31, 2007 and 2006 Unaudited	F-18

Notes to Financial Statements for the Period ended December 31, 2007-Unaudited	F-19

TSEVNI REAL ESTATE GROUP, INC
BALANCE SHEET
DECEMBER 31, 2007
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$99,413
Inventory	25,000
Total current assets	$124,413

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$57,874
Loan from related party	6,000
Total current liabilities	63,874

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, 5,000,000 shares authorized
none issued and outstanding	-
Common stock, $.001 par value, 50,000,000 shares authorized
3,641,500 shares issued and outstanding	3,641
Additional paid in capital	210,509
Accumulated earnings	(153,610)
Total stockholders' equity	60,540

Total liabilities and stockholders' equity	$124,414

The accompanying notes are an integral part of these unaudited financial statements.

TSEVNI REAL ESTATE GROUP, INC.
STATEMENT OF OPERATIONS
FOR THE THREE MONTH AND SIX MONTH PERIODS ENDED DECEMBER 31, 2007 AND 2006
(UNAUDITED)

	Three month periods ended		Six month periods ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Revenue
Property Sales	$-	$11,254	$-	$74,000
Sale of Notes	-	-	123,507	103,254
Total net revenue	-	11,254	123,507	177,254

Cost of Revenue
Property	-	2,000	-	71,000
Notes	-		105,364	82,000
Total Cost of Revenue	-	2,000	105,364	153,000

Gross Profit	-	9,254	18,143	24,254

Operating expenses
General And Administrative Expenses	23,315	14,041	68,325	26,593

Loss from operations before income taxes	(23,315)	(4,787)	(50,182)	(2,339)

Other expense
Interest expense	(367)	-	(670)	-

Net loss before provision for income taxes	(23,682)	(4,787)	(50,852)	(2,339)

Provision for income taxes	-	-	(800)	(800)

Net loss	$(23,682)	$(4,787)	$(51,652)	$(3,139)

Weighted average common shares
Outstanding- Basic and diluted	$3,641,500	$3,641,500	$3,641,500	$3,538,835

Loss per share - Basic & diluted	$(0.01)	$(0.00)	$(0.01)	$(0.00)

The accompanying notes are an integral part of these unaudited financial statements.

TSEVNI REAL ESTATE GROUP, INC.
STATEMENT OF CASH FLOWS
FOR THE SIX MONTH PERIODS ENDED DECEMBER 31, 2007 AND  2006
(UNAUDITED)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(51,652)	$(3,139)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Contributed Salaries	30,000	-
Decrease in current assets:
Inventory	105,364	44,000
Increase in current liabilities:
Accounts payable	14,359	7,189
Net cash provided by operating activities	98,071	48,050

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares	-	58,850
Net cash provided by financing activities	-	58,850

NET INCREASE IN CASH & CASH EQUIVALENTS	98,071	106,900

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	1,342	6,145

CASH & CASH EQUIVALENTS, ENDING BALANCE	$99,413	$113,045

Supplemental information for cash flow statement

Interest paid	$-	$-
Income tax paid	$-	$800

The accompanying notes are an integral part of these unaudited financial statements.

Tsevni Real Estate Group, Inc.
Notes to Unaudited Financial Statements
For the Six Month Period Ended December 31, 2007

Note 1 - Organization and significant accounting policies

Organization and line of business

Tsevni Real Estate Group, Inc. (“Tsevni” or the “Company”) was incorporated in the State of Nevada on June 30, 2005.  The Company is in the business of buying and selling assets consisting of performing and non-performing notes or real estate loans and distressed properties purchased at discount rates.

Basis of Presentation

The unaudited consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission.  The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods.  Certain information and footnote disclosures normally present    in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the Company’s audited financial statements and footnotes.  The results of the six months ended December 31, 2007 are not necessarily indicative of the results to be expected for the full year ending June 30, 2008.

Going concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern.  The Company produced a net loss of  $51,652  during   the period ended December 31, 2007 and has accumulated deficit of $ 153,610 as of December 31, 2007.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management is continuing to explore sources of funding and attractive business transactions that will provide additional cash reserves and increased revenue streams. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Tsevni Real Estate Group, Inc.
Notes to Unaudited Financial Statements
For the Six Month Period Ended December 31, 2007

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair value of financial instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit.  The Company has limited experience but does not anticipate incurring any losses related to this credit risk.

Inventory

Inventory consists of real estate trust deeds valued at the lower of cost or market.

Stock based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.   As of December 31, 2007, the Company had zero employee options outstanding.

Tsevni Real Estate Group, Inc.
Notes to Unaudited Financial Statements
For the Six Month Period Ended December 31, 2007

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earning (loss) per share

The Company reports earning (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company has a net loss for the six month period ended December 31, 2007; therefore all common stock equivalents are anti-dilutive.

Revenue recognition

The Company is engaged in two revenue streams, sales of properties and sales of notes.

The Company recognizes property sales in accordance with SFAS No. 66, “Accounting for Sales of Real Estate.” The Company generally records the sales of properties using the full accrual method at closing when the closing process is deemed to be complete. Sales not qualifying for full recognition at the time of sale are accounted for under other appropriate deferral methods.

The Company recognizes sales of notes under the full accrual method of accounting when ownership of the note is transferred, and no other significant obligations of the company exist. We record the stated interest income on our delinquent or non-performing notes and report the final results of each separate transaction upon the liquidation of each. The Company ceases to accrue interest when in the opinion of management it is prudent to do so in  light of particular facts and circumstances.

Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the financial statements.

Tsevni Real Estate Group, Inc.
Notes to Unaudited Financial Statements
For the Six Month Period Ended December 31, 2007

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

Note 2 – Related Party Transactions

In January 2006, one of the Company’s officers and directors, Gerda Shupe, loaned $6,000 to the Company, which is due at February 16, 2012 and bears interest at a rate of 10%. Interest expense was $367 and $670 for the three month period and six month periods ended December 31, 2007. Interest expense was $0 and $0 for the three month period and six month periods ended December 31, 2006.

Tsevni Real Estate Group, Inc.
Notes to Unaudited Financial Statements
For the Six Month Period Ended December 31, 2007

Gerda Shupe and James Shupe have agreed to forgo salaries until the Company generatessufficient revenues to be able to compensate them for their services to the Company. The salaries have been valued at $5,000 per month and have been accounted for as contribution to capital by the related parties.

Gerda Shupe, one of the Company’s officers and directors, provides office space to the Company at in her residence valued at $250 per month.

Note 3 – Inventory

The inventory at December 31, 2007 consisted of the following:

Trust Deed            $25,000

Note 4 – Stockholders’ equity

The Company has authorized 55,000,000 shares of $.001 par value common stock. 50,000,000 shares have been authorized as common stock and 5,000,000 have been authorized as preferred stock.

As of December 31, 2007, the Company has 3,641,500 shares of common stock issued and outstanding .

Warrants

Below is a summary of the warrant activity:

	Warrants Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, June 30, 2007	641,500	$0.15	$0.00
Granted
Forfeited
Exercised
Outstanding, December 31, 2007	641,500	$0.15	$0.00

As of June 30, 2007, 641,000 of the warrants had vested.  The warrants expire three years from the date of purchase. The value of the warrant of $0 was calculated using the Black-Scholes model using the following assumptions: Discount rate of 3.5%, volatility of 0% and expected term of three years.

Tsevni Real Estate Group, Inc.
Notes to Unaudited Financial Statements
For the Six Month Period Ended December 31, 2007

Note 5 - Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2007 are as follows:

Deferred tax assets:	$52,226
Federal net operating loss	9,215
State net operating loss	$61,441
Total deferred tax assets	$61,441
Less valuation allowance	-

At December 31, 2007, the Company had federal and state net operating loss ("NOL") carry forwards of approximately $ 153,610.  Federal NOLs could, if unused, expire in 2021. State NOLs, if unused, could expire in 2011

The valuation allowance increased by $9,472 for the Period ended December 31, 2007.   The Company has provided a 100% valuation allowance on the deferred tax assets at  December 31, 2007 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the period ended December 31, 2007 is as follows:

Federal income tax rate	(34.0%)
State tax, net of federal benefit	(6.0%)
Increase in valuation allowance	40.0%
Effective income tax rate	0.0%

Note 6 – Concentration

100% of the Company’s revenue came from one customer during the six month period ended December 31,  2007.  The Company did not have any receivable from the customer as of December 31, 2007.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

In September 2006 our Board of Directors appointed Kabani & Co., independent accountant, to audit our financial statements for the period from June 30, 2005, our date of formation, through June 30, 2007. Prior to our appointment of Kabani & Co. as our auditor, our financial statements had not been audited. Prior to engaging Kabani & Co., we had not consulted with them on the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements. There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-K .

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by the law firm of Abrams Garfinkel Margolis Bergson, LLP, located in Newport Beach, California.

EXPERTS

Our financial statements for the period from June 30, 2005, our date of formation, through our fiscal year ended June 30, 2007, appearing in this prospectus which is part of a Registration Statement have been audited by Kabani & Co. and are included in reliance upon such reports given upon the authority of Kabani & Co. as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission pursuant to the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Article Eleven of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

·	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
·	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. None of the expenses will be paid by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

Registration Fees	Approximately	$17.16
Transfer Agent Fees	Approximately	$675.00
Costs of Printing and Engraving	Approximately	$300.00
Legal Fees	Approximately	$15,000.00
Accounting Fees	Approximately	$10,000.00

Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In February 2006, we agreed to issue 3,000,000 shares to Gerda Shupe, one of our officers and directors, in exchange for cash of $60,000, or $0.02 per share.

In September 2006, we issued certificates representative of the 641,500 shares of our common stock to 28 investors for $0.10 per unit, including the equal number of warrants purchased by each purchaser in that offering of units. The shares and warrants were issued as a result of a private placement offering conducted from June through August 2006 of units, where each unit consisted of (i) one (1) share of our $.001 par value common stock, and (ii) one (1) warrant to purchase a share of our common stock at $0.15 per share. All of the certificates representing those shares and those warrants were issued in September 2006 after the offering closed.  However, we accounted for the funds received for units purchased before the year ended June 30, 2006 in our year end financial statements; the remaining $58,850 received for units purchased after the year end were booked during the following quarterly period ending December 31, 2005 .

All the warrants sold as a component of the units in that offering expire three (3) years after the date of purchase.

Date of sale	Number of units	Proceeds	Date warrants expire
June 2006	230,500	$23,050	June 2009
July 2006	326,000	$32,600	July 2009
August 2006	85,000	$8,500	August 2009
Total	641,500	$64,150

The Form D we filed on June 20, 2006 was to report the initial units sold prior to that initial 15-day filing date for an aggregate sales price of $5,000; we amended that Form D on August 21, 2006 to report subsequent sales netting additional funds totaling $47,650; and our final amendment to our Form D filed on September 5, 2006 was to report the remaining sales for an aggregate offering total raised of $64,150.  Therefore, we sold a grand total of 641,500 units, comprised of 641,500 shares and 641,500 warrants to purchase shares of our common stock at $0.15 per share.

There was no general solicitation used in this offering. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares. The gross proceeds to us were $64,150.

Exhibits

Copies of the following documents are filed with this registration statement, Form S-1 , as exhibits:

Exhibit No.

1.	Underwriting Agreement (not applicable)

3.1	Articles of Incorporation*

3.1.1	Amendment to Articles of Incorporation*

3.2	Bylaws*

4.	Unit Purchase Agreement including Warrant Agreement*

4.1	Specimen Stock Certificate**

5.	Executed Opinion Re: Legality

8.	Opinion Re: Tax Matters (not applicable)

10.	Participation Agreement with DelNet Financial, Inc.

11.	Statement Re: Computation of Per Share Earnings***

23.1	Consent of Auditors

23.2	Consent of Counsel****

*	Included in Registration Statement filed on February 27, 2007
**	Included in Amendment to Registration Statement filed on August 3, 2007
***	Included in Financial Statements
****	Included in Exhibit 5

Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-K , if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

ii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iii.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A,shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Anaheim, State of California, on May 1, 2008.

Tsevni Real Estate Group, Inc., a Nevada corporation

/s/ Gerda Shupe
Principal Executive Officer,
President, Treasurer, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/ s/ Gerda Shupe	May 1, 2008
Gerda Shupe
Chief Executive Officer, President, Treasurer, Director

/s/ James Shupe	May 1, 2008
James Shupe
Chief Financial Officer, Secretary, Director